EXHIBIT 2.1

EXECUTION COPY

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AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUN HEALTHCARE GROUP, INC.,

PINNACLE ACQUISITION CORP.,

PEAK MEDICAL CORPORATION

AND

STOCKHOLDERS OF PEAK MEDICAL CORPORATION

Dated as of May 16, 2005

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Table of Contents

i

INDEX OF EXHIBITS & SCHEDULES

Exhibit A	Form of Stockholders Agreement

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Certificate of Merger

Exhibit E	Form of Opinion of Counsel to Parent

Exhibit F	Form of Opinion of Counsel to Company

Schedule I	Distribution Percentages

INDEX OF COMPANY DISCLOSURE SCHEDULE

Section 2.2 (Capitalization of Company)
Section 2.3 (Subsidiaries and Equity Investments)
Section 2.6 (Consents and Approvals)
Section 2.7 (Financial Statements; Absence of Undisclosed Liabilities)
Section 2.8 (Absence of Certain Changes or Events; No Material Adverse Change)
Section 2.10 (Real Property)
Section 2.11 (Compliance with Laws)
Section 2.12 (Litigation)
Section 2.13 (Contracts)
Section 2.14 (Employee Plans; ERISA)
Section 2.15 (Intellectual Property)
Section 2.17 (Environmental Matters)
Section 2.18 (Accounts Receivable)
Section 2.19 (Transactions with Affiliates)
Section 2.22 (Assets)
Section 2.23 (Indebtedness)
Section 2.24 (Insurance)
Section 2.25 (No Agency Action or Enforcement)
Section 2.26 (Health Care Licenses and Permits)
Section 2.28 (Billing Practices)
Section 2.29 (Regulatory Compliance)
Section 2.30 (Third-Party Reimbursement)
Section 4.7 (Third Party Consents)
Section 4.10 (Employees)
Section 4.12 (Charter Indemnification Provisions)
Section 4.14 (Certain Payments)

INDEX OF PARENT DISCLOSURE SCHEDULE

Section 3.7 (Absence of Certain Changes or Events)
Section 3.8 (Litigation)
Section 3.12 (Tax Matters)
Section 3.15 (Compliance with Laws)
Section 3.16 (Insurance)
Section 4.1(b) (Conduct of Business by Parent)
Section 4.7 (Third Party Consents)

v

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 16, 2005 by and among Sun Healthcare Group, Inc., a Delaware corporation ("Parent"), Pinnacle Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (along with any of its successors by operation of law or otherwise "Merger Sub"), Peak Medical Corporation, a Delaware corporation ("Company") and the stockholders of Company set forth on the signature pages hereto (the "Stockholders"). Capitalized terms used herein are defined in Article IX hereof.

RECITALS

          A.     Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), Parent and Company intend to enter into a business combination transaction.

          C.     The Board of Directors and the Stockholders of Company have (i) determined that the Merger is fair to, and in the best interests of, Company and its stockholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

          D.     The Board of Directors of Parent has (i) determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, and (iii) determined to recommend that the stockholders of Parent approve the issuance of the Restricted Parent Common Stock (as defined below) in connection with the Merger.

          E.     Concurrent with the execution and delivery of this Agreement, the Stockholders and any person becoming a stockholder of Company prior to the Effective Date (as defined herein) shall execute and deliver the Stockholders Agreement in the form attached hereto as Exhibit A (the "Stockholders Agreement") and the Registration Rights Agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement" and, together with the Stockholders Agreement, the "Ancillary Agreements").

          F.     The parties hereto intend that the Merger be treated as a reorganization pursuant to Section 368 of the Code.

          NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

          1.1     The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger

Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2     Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached hereto as Exhibit D with the Secretary of State of the State of Delaware in accordance with the relevant provisions of DGCL (the "Merger Documents") (the time of such filing being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of O'Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York, at a time and date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Sections 6.1(a), 6.1(c), 6.2(c) and 6.3(c) or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

          1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all without further act or deed.

          1.4     Certificate of Incorporation; Bylaws.

                    (a)     At the Effective Time, the certificate of incorporation of Merger Sub shall become the certificate of incorporation of the Surviving Corporation.

                    (b)     At the Effective Time, the bylaws of Merger Sub shall become the bylaws of the Surviving Corporation until thereafter amended.

          1.5     Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, to serve until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, to serve until their respective successors are duly appointed.

          1.6     Escrow Agreement. Parent shall establish and maintain an escrow (the "Escrow Account") comprised initially of 1,561,875 shares of Restricted Parent Common Stock, as adjusted for splits, reverse splits, stock dividends, subdivisions, reclassifications, exchanges, recapitalizations and the like (as so adjusted, the "Escrow Stock"), and shall designate and appoint U.S. Trust Company of California or such other escrow agent that is acceptable to Parent and the Stockholders Agent (as defined in the Stockholders' Agreement) in connection therewith (the "Escrow Agent") to serve in accordance with the Escrow Agreement attached as Exhibit C hereto (the "Escrow Agreement") to be entered into by and among Parent, the Escrow Agent and the Stockholders Agent at Closing. Any disbursements of the Escrow Stock to Parent or any other Parent Indemnified Party shall be treated as a reduction of the aggregate Merger Consideration under this Agreement.

          1.7     Merger Consideration. The aggregate consideration (the "Merger Consideration") payable as a result of the Merger to all holders of Company's outstanding capital stock (the "Stockholders") shall be 8,871,890 shares of Restricted Parent Common Stock, as adjusted for splits, reverse splits, stock dividends, subdivisions, reclassifications, exchanges, recapitalizations and the like.

          1.8      [Reserved].

          1.9     Delivery of Merger Consideration. At the Effective Time, the Merger Consideration shall be distributed by Parent as follows:

                    (a)     The Escrow Stock shall be delivered to the Escrow Agent in accordance with the provisions of Section 1.6; and

                    (b)     Subject to and in accordance with the provisions of Section 1.11 below (including, without limitation, the provisions regarding surrender and exchange of stock certificates), the number of shares of the Restricted Parent Common Stock remaining after deduction of the Escrow Stock will be delivered to the Stockholders.

          1.10     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of Company's securities, options or warrants, the following shall occur:

                    (a)     Conversion of Company Stock; Distribution of Merger Consideration to the Stockholders. All issued and outstanding shares of each class of Company's capital stock (collectively, the "Company Stock"), other than shares, if any, held by persons who have not voted such shares for approval of the Merger and have perfected dissenters' rights in accordance with Delaware Law ("Dissenting Shares"), shall be converted into and exchanged for the right to receive the Merger Consideration to be distributed pursuant to Section 1.9, in the amounts and/or percentages set forth on Schedule I (the "Distribution Percentages"). Company covenants and agrees that it will provide an updated and final Schedule I no later than five (5) Business Days prior to the Closing that reflects the Distribution Percentages that will apply at the Closing. All Company Stock that is owned by Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                    (b)     Conversion of Merger Sub Shares. Each issued and outstanding share of common stock of Merger Sub shall be converted into and thereafter represent the corresponding number of shares of common stock of the Surviving Corporation so that all issued and outstanding shares of common stock of the Surviving Corporation are owned by Parent immediately following the Closing.

                    (c)     Conversion of Company Stock Options. Each outstanding Company Stock Option shall be converted to an option to purchase Parent Common Stock, as set forth in Section 4.9.

                    (d)     Dissenters' Rights. Any Dissenting Shares shall not be converted into the right to receive Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Company agrees that, except with the prior written consent of Parent, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Stockholder") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Company Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions) in accordance with Delaware Law. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall deliver, upon surrender by such Stockholder of a certificate or certificates representing shares of Company Stock, the amount of Merger Consideration to which such Stockholder would otherwise be entitled under this Section 1.10.

                    (e)     Fractional Shares. No fractional Restricted Parent Common Stock will be issued to Stockholders in connection with the Merger. The number of Restricted Parent Common Stock issuable to a Stockholder who would otherwise be entitled to a fraction thereof (after aggregating all fractional shares to be received by such Stockholder) shall be rounded down to the next lowest whole number. In lieu of fractional shares, each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Stock Price.

          1.11     Surrender and Exchange of Certificates.

                    (a)     Exchange Procedures At Closing. At Closing or as soon thereafter as practicable, the Stockholders shall deliver to Parent certificate or certificates (the "Certificates") (or an indemnity of lost certificate(s) in accordance with Section 1.13) which immediately prior to the Effective Time represent outstanding shares of Company Stock which shares shall be converted into the right to receive Merger Consideration. Each Certificate shall be duly endorsed for transfer and shall be accompanied by all other documents reasonably required by Parent to effect the transfer of the Certificate (and underlying shares) to Parent for cancellation. Parent shall promptly deliver to each Stockholder who has so delivered such Certificates and such other documents (and who shall otherwise be eligible to receive Merger Consideration under this Agreement), the Merger Consideration with respect to the shares represented by such Certificates.

                    (b)     Exchange Procedures Subsequent To Closing. To the extent that any Stockholder fails to deliver at Closing Certificates (or an indemnity of lost certificate(s) in accordance with Section 1.13 below), until surrendered to Parent, any such Certificate will be deemed from and after the Effective Time, for all corporate purposes, to represent only the right to receive, upon surrender, the Merger Consideration issuable in exchange for Company Stock represented by such Certificate in accordance with the provisions of this Agreement.

                    (c)     Dissenting Shares. The provisions of this Section 1.11 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this

Section 1.11 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the amount of Merger Consideration and cash in lieu of fractional shares payable pursuant to this Agreement.

                    (d)     Withholding Rights. To the extent that any portion of the Merger Consideration is paid in cash, Parent shall be entitled to deduct and withhold from such Merger Consideration such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

                    (e)     No Liability. Neither Parent, Merger Sub nor the Surviving Corporation, nor any of their respective directors, officers, employees or agents, shall be liable to any Stockholder for Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.12     No Further Ownership Rights in Company Stock. On the Business Day immediately preceding the Effective Time, the stock transfer books of Company shall be closed, and thereafter there shall be no further registration of transfers on the stock transfer books of Company Stock that were outstanding immediately prior to such time. If, after such time, Certificates are presented to Parent or Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          1.13     Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and cash in lieu of fractional shares as the holder thereof may be entitled to receive pursuant to the terms of this Agreement; provided, however, that Parent or the Surviving Corporation may, in their respective sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form and substance reasonably satisfactory to Parent and the Surviving Corporation.

          1.14     Parent's Board of Directors. As of the Effective Time, (a) Parent shall increase the size of its Board of Directors (the "Parent Board") to enable it to appoint Michael Foster and John Hindelong (the "Director Designees") as members of the Parent Board and (b) the Parent Board shall appoint each of the Director Designees to the Parent Board, to serve in such capacities until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Parent and the Stockholders Agreement.

          1.15     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

          As a material inducement to Parent and Merger Sub to enter into this Agreement, Company represents and warrants to Parent and Merger Sub as follows:

          2.1     Corporate Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has furnished to Parent a true, complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to the date hereof (the "Company Charter Documents"). Company has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on Company.

          2.2     Capitalization of Company. The entire authorized capital stock of Company consists of (i) 10,000,000 shares of common stock, par value $0.01 per share of which, as of the date hereof, (A) 8,000,000 have been designated Class A Common Stock, of which 3,186,780 shares are issued and outstanding and (B) 2,000,000 have been designated Class B Common Stock, of which 514,100 shares are issued and outstanding, and (ii) 246,000 shares of preferred stock, par value $0.01 per share of which (A) 188,500 have been designated Senior Redeemable Preferred Stock, of which 185,604 shares are issued and outstanding and (B) 57,500 have been designated Redeemable Preferred Stock, of which 57,500 shares are issued and outstanding. All of the issued and outstanding shares of Company have been duly authorized, and are validly issued, fully paid, and non-assessable, free and clear of all Liens. Section 2.2 of the Company disclosure schedule attached hereto (the "Company Disclosure Schedule") sets forth a complete and accurate list of all holders of outstanding Preferred Stock and Common Stock and the number of shares of Preferred Stock and Common Stock held by each such holder. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Company. All outstanding shares of Company Stock have been, and all of the Company Stock Options will be, issued and granted in all material respects in compliance with applicable securities law and other requirements of law.

          2.3     Subsidiaries and Equity Investments. Except as set forth in Section 2.3 of the Company Disclosure Schedule, Company has no Subsidiaries. Each Subsidiary listed in Section 2.3 of the Company Disclosure Schedule is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction or incorporation and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. Each Subsidiary listed in Section 2.3 of the Company Disclosure Schedule is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on Company. Company owns, directly or indirectly, all of the outstanding capital stock of each Subsidiary, free and clear of all Liens. Section 2.3 of the Company Disclosure Schedule lists all authorized and outstanding capital stock of each Subsidiary. There are no options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the capital stock of Subsidiary. Neither Company nor any of its Subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity (other than Company's ownership of equity interests in each Subsidiary).

          2.4     Corporate Authority, Etc. Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Company's obligations hereunder have been duly authorized by the Board of Directors and Stockholders, and no other corporate proceedings on the part of Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether at law or in equity).

          2.5     No Conflict. Subject to receipt of the consents, waivers, authorizations and approvals or the making of the declarations or filings referred to in Section 2.6, the execution, delivery and performance by Company of this Agreement will not (a) violate Applicable Law applicable to Company or any of its Subsidiaries or any order, judgment or decree of any court, Governmental Entity, or arbitrator to which Company or any of its Subsidiaries is subject, (b) violate the Company Charter Documents or similar organizational documents of any of its Subsidiaries, (c) violate, conflict with or constitute (or, with due notice or lapse of time or both, result in) a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any provision of any contract, lease, loan agreement, mortgage, security agreement, trust indenture, license or other agreement or instrument to which Company or any of its Subsidiaries is a party or by which it is bound and which is (A) material to the conduct of the Business or (B) reasonably likely to materially impair the ability of Company to perform its obligations hereunder, or (d) result in the creation or imposition of a Lien on any of the properties or assets of Company or any of its Subsidiaries.

          2.6     Consents and Approvals. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the filing of the Merger Documents as required by the DGCL, and except as set forth in Section 2.6 of the

Company Disclosure Schedule, no consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and no declaration to or filing with any such Governmental Entity, is required in connection with the execution and delivery of this Agreement by Company or the performance by Company of its obligations hereunder.

          2.7     Financial Statements; Absence of Undisclosed Liabilities.

                    Except as set forth in Section 2.7 of the Company Disclosure Schedule:

                    (a)     Section 2.7 of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets of Company as of December 31, 2004, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 2004 (including the related notes thereto) of Company, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (the "Audited Financial Statements") and the unaudited consolidated balance sheets of Company as of the quarter ended March 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the quarter ended March 31, 2005 and 2004 (the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are true, complete and correct, and present fairly and in accordance with GAAP, the consolidated financial position and consolidated results of operations of Company as of December 31, 2004, 2003 and 2002 and for the periods ended March 31, 2005 and 2004 (provided that unaudited quarterly financial statements lack footnote disclosure and are subject to year-end audit adjustments, which will not be material).

                    (b)     The Working Capital of the Company and its Subsidiaries as of December 31, 2004 and April 30, 2005 was, and as of the Closing Date will be, sufficient in all material respects for the operation of the Business in the ordinary course and, as of the Closing Date, there will have been no material adverse change in such Working Capital.

                    (c)     There are no "Variable Interest Entities," as defined in Financial Accounting Standards Board Interpretation No. 46R ("FIN 46"), which either Company or any of its Subsidiaries is required to consolidate under FIN 46.

                    (d)     Company maintains proper and adequate controls which provide assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Company and to maintain accountability for Company's consolidated assets, (iii) access to the assets of Company and its Subsidiaries is permitted only in accordance with management's authorization, (iv) the reporting of the assets of Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

          2.8     Absence of Certain Changes or Events; No Material Adverse Change. Except as set forth in Section 2.8 of the Company Disclosure Schedule, since December 31, 2004, neither Company nor any of its Subsidiaries (a) has incurred any liabilities or obligations whether absolute, contingent, accrued or otherwise) of any nature other than liabilities, obligations or contingencies (i) which are accrued or reserved against in the Audited Financial Statements or (ii) which were incurred in the ordinary course and consistent with past practices, (b) has taken any action of a type referred to in Section 4.1 of this Agreement that would have required the consent of Parent if such action were to have been taken during the period between the date hereof and the Closing Date, or (c) suffered any change, event or circumstance that has or is reasonably likely to have a Material Adverse Effect on Company.

          2.9     Tax Matters.

                    (a)     Company and each of its Subsidiaries has filed or caused to be filed in a timely manner all Tax Returns required to be filed by or with respect to Company or any of its Subsidiaries, and has paid in full all Taxes (whether or not shown on any Tax Return) owed by it for all taxable periods (or portions thereof) ending on or prior to the Closing Date. All such Tax Returns are true, accurate and complete in all respects. Except for the extension for filing of Company's consolidated annual tax return to September 15, 2005, neither Company nor any of its Subsidiaries is presently the beneficiary of any extension of time within which to file any Tax Return. No claim, or notice of a claim, has ever been made in writing by an authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns indicating that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries. The books and records of Company and its Subsidiaries (including the most recent Financial Statements) accurately reflect all unpaid Taxes of Company and its Subsidiaries as of the date hereof.

                    (b)     Neither Company nor any of its Subsidiaries is a party to any claim, dispute, audit, pending action or proceeding, nor is any such claim, dispute, action or proceeding threatened in writing by any governmental entity, for the assessment or collection of any Taxes, and no claim for the assessment or collection of any Taxes has been asserted in writing against Company or any of its Subsidiaries that has not been settled with all amounts due having been paid.

                    (c)     Company and each of its Subsidiaries has withheld and paid all proper and accurate amounts of Taxes from its employees, independent contractors, creditors, stockholders and other third parties in compliance in all material respects with all withholding and similar provisions of any Tax laws.

                    (d)     Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case relating to a Tax year that remains subject to audit.

                    (e)     Neither Company nor any of its Subsidiaries has any income or gain reportable for a taxable period ending after the Closing Date but attributable to (i) a transaction (e.g., an installment sale) occurring in, or (ii) a change in accounting method made for, a taxable period beginning prior to the Closing Date which resulted in a deferred reporting of income or gain from such transactions or a timing difference in the reporting of income or gain between Tax and GAAP accounting methods or from such change in accounting method.

                    (f)     Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                    (g)     Neither Company nor any of its Subsidiaries is or has been since January 1, 1998, a member of a combined, consolidated, affiliated or unitary group for Tax purposes (other than the group of which Company is the common parent).

                    (h)     Except as set forth in Section 2.9 of the Company Disclosure Schedule, Company and each of its Subsidiaries has delivered to Parent true, correct and complete copies of (i) all material Tax Returns filed by or on behalf of Company and each of its Subsidiaries for all completed Tax years of Company and each of its Subsidiaries ending after December 31, 2001, and (ii) all ruling request, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, Tax opinions, and similar documents or communication sent or received since such date by Company or any of its Subsidiaries relating to Taxes.

                    (i)     Neither Company nor any of its Subsidiaries is a party to any Tax sharing indemnity or similar agreement (other than an agreement among Company and one or more of its Subsidiaries) allocating Tax liability that will not be terminated on the Closing Date without any future liability to Company or any of its Subsidiaries (including for past Taxes).

                    (j)     Neither Company nor any of its Subsidiaries has agreed to, nor is required to, make any adjustments or changes after the Closing Date, to its accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local, or foreign law), and neither the Internal Revenue Service (the "IRS") nor any Taxing authority has proposed in writing any such adjustments or changes in the accounting methods of Company or any of its Subsidiaries.

                    (k)     Neither Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6111(c), Section 6111(d) or Section (d)(2)(C)(ii) of the Code, or has "participated" in a potentially abusive Tax transaction with in the meaning of Treasury Regulations Section 1.6011-4.

                    (l)     Neither Company nor any of its Subsidiaries is a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. All mergers, spin-offs, transfers of assets or any other kind of transactions that may qualify as a corporate reorganization for Tax purposes consummated by the Stockholders with respect to Company or any Subsidiary, or by Company or any of its Subsidiaries, have been made and continue to be in compliance with all applicable Tax laws. The consummation of the transaction contemplated by this Agreement will not affect the Tax treatment of such transaction.

                    (m)     No Tax asset or attribute of Company or any of its Subsidiaries is currently subject to a limitation in Section 382 or 383 of the Code or similar provision of state, local, or foreign law.

                    (n)     None of the assets or properties of Company nor any of its Subsidiaries is (i) Tax-exempt use property under Section 168(h) of the Code; (ii) Tax-exempt bond financed property under Section 168(g) of the Code; (iii) limited use property under Revenue Procedure

2001-28; or (iv) treated as owned by any Person, other than Company or any of its Subsidiaries, under Section 168 of the Code.

          2.10     Real Property.

                    (a)     Section 2.10 of the Company Disclosure Schedule contains a true, complete and correct list of each parcel of real property owned by Company or its Subsidiaries along with a corresponding street address for each parcel and a description of any improvements thereon. Company and its Subsidiaries have good, valid, marketable and fee simple title to each parcel of owned real property, free and clear of any Liens. Company and its Subsidiaries have made available to Parent copies of each deed for each parcel of owned real property and all title insurance policies and surveys relating to the owned real property.

                    (b)     Section 2.10 of the Company Disclosure Schedule lists all real property that each of Company and its Subsidiaries leases or subleases from any other Person. Except as set forth in Section 2.10 of the Company Disclosure Schedule, with respect to each lease and sublease listed Section 2.10 of the Company Disclosure Schedule, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects and such leases or subleases will not cease to be legal, valid, binding, enforceable and in full force and effect as a result of the consummation of the transactions contemplated by the Transaction Documents.

                    (c)     Company and its Subsidiaries are in peaceful and undisturbed possession of each parcel of real estate leased thereby. There exist no contractual or legal restrictions that preclude or materially restrict Company's or such Subsidiary's ability to use such leased real estate for the purposes for which they are currently being used by Company or such Subsidiary.

                    (d)     There are no (i) condemnation proceedings by any Governmental Entity affecting any portion of the leased premises; (ii) any special assessment by any Governmental Entity affecting any portion of the leased real property; or (iii) pending or, to Company's Knowledge, threatened enforcement proceedings by any Governmental Entity relating to an alleged zoning violation affecting any portion of the leased premises.

          2.11     Compliance with Laws. Except as set forth in Section 2.11 of the Company Disclosure Schedule, each of Company and its Subsidiaries has conducted and continue to conduct the Business in compliance with all Applicable Laws, except where noncompliance would not reasonably be expected to have a Material Adverse Effect on Company. Since January 1, 2002, none of Company or any of its Subsidiaries has received written or verbal notice from any Governmental Entity alleging, or to the Company's Knowledge, has been under investigation with respect to, any violations of Applicable Law, except as set forth in Section 2.11 of the Company Disclosure Schedule.

          2.12     Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no action, claim, suit, arbitration, proceeding or, to Company's Knowledge, investigation by or before any Governmental Entity or arbitration tribunal pending, or to Company's Knowledge, threatened against or affecting Company or any of its Subsidiaries that, individually or in the aggregate, has had or, if determined adverse to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on Company.

Except as set forth in Section 2.12 of the Company Disclosure Schedule, there are no outstanding judgments, decrees, injunctions or orders of any Governmental Entity or arbitration tribunal by which Company or any of its Subsidiaries or any of their respective assets or properties are bound that (i) enjoin or compel any activity by Company or any of its Subsidiaries, (ii) would reasonably be expected to interfere with consummation of the Merger or (iii) have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          2.13     Contracts. Except as set forth in Section 2.13 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by:

                    (a)     any employment, severance, retention or consulting agreement, contract or commitment with any officer, director or employee, other than those that are terminable by Company or Subsidiary on no more than thirty (30) days' notice without liability or financial obligation to Company or Subsidiary;

                    (b)     any employee equity agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                    (c)     any agreement of indemnification or any guaranty except (i) those entered into with vendors, providers and Third Party Payors in the ordinary course of business consistent with past practice, and (ii) guaranties by Company of ordinary course obligations of its Subsidiaries;

                    (d)     any agreement with any "business associates" as such term is defined in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA");

                    (e)     any Medicaid or Medicare reimbursement contract or agreement involving any Governmental Entity;

                    (f)     any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its Subsidiaries after the date of this Agreement of any assets not in the ordinary course of business or pursuant to which Company or any of its Subsidiaries has any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                    (g)     any agreement with a Third Party Payor that is material, on an individual basis, to any one facility or that accounts for more than $5,000,000 in revenue to the Company or any of its Subsidiaries;

                    (h)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments, in each case, relating to the borrowing of money in excess of $25,000 in any one instance by Company or any of its Subsidiaries or extension of credit to Company or any of its Subsidiaries;

                    (i)     any settlement agreement that includes continuing obligations on the Company or any of its Subsidiaries or involving aggregate payments in excess of $25,000 entered into within three (3) years prior to the date of this Agreement;

                    (j)     any contracts or agreements that limit or restrict Company or Subsidiary, or to Company's Knowledge, any of its officers or employees whose annual compensation exceed $100,000 per annum from engaging in the business of Company or Subsidiary;

                    (k)     any contract, agreement or commitment requiring Company or any of its Subsidiaries to register the resale of the Company Stock or securities under federal or state securities laws;

                    (l)     any powers of attorney or comparable delegations of authority granted by Company or any of its Subsidiaries, except with respect to financing documents evidencing secured Liens and real property leases;

                    (m)     any contract or commitment for capital expenditures having a remaining balance in excess of $25,000;

                    (n)     any lease with respect to any property, real or personal (involving more than $25,000 per annum), whether as lessor or lessee;

                    (o)     any contract, agreement or commitment that calls for the sale of any of the property or assets of, or calls for the acquisition of property or assets by, Company or Subsidiary exceeding $25,000; or

                    (p)     in addition to the foregoing, any other agreement, contract or commitment not specifically identified or excluded above that requires Company or its Subsidiaries to pay in excess of $50,000 or entitles Company or its Subsidiaries to receive in excess of $50,000.

          Neither Company nor any of its Subsidiaries, nor to Company's Knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages or other remedies, except as set forth in Section 2.13 of the Company Disclosure Schedule. Furthermore, Company has made available to Parent all material agreements pertaining to facilities which are not otherwise included as Company Contracts.

          2.14     Employee Plans; ERISA.

                    (a)     Except as set forth in Section 2.14 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written employment agreement with any employee entitled to compensation exceeding $100,000 per annum.

                    (b)     Except as set forth in Section 2.14 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement.

                    (c)     Set forth in Section 2.14 of the Company Disclosure Schedule is a list of (i) all material employee benefit plans (as defined in Section 3.3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and (ii) all profit sharing, stock bonus, pension, 401(k), ESOP, savings, medical, dental, disability, life or accident insurance, bonus, incentive, stock option, restricted stock, phantom stock, stock appreciation right, deferred compensation, severance, vacation and other similar compensation or employee benefit plans, funds, programs or arrangements, which are sponsored or maintained by Company or any of its Subsidiaries for the benefit of, the employees or former employees of Company or any of its Subsidiaries or under which Company or any of its Subsidiaries has or may reasonably be expected to have any present or future liability (directly or indirectly) (the plans referred to in clauses (i) and (ii) being collectively referred to as the "Plans"). Company has delivered the following documents to the Parent with respect to each Plan: (1) correct and complete copies of all documents embodying such Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three most recent annual actuarial valuations, if any, (5) all IRS or Department of Labor ("DOL") determination, opinion, notification and advisory letters, (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Entity received in the last three years, (8) all discrimination tests for the most recent three plan years, and (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

                    (d)     Except as disclosed in Section 2.14 of the Company Disclosure Schedule, each of the Plans has been administered in compliance with the terms of such Plan and in compliance in all material respects with the requirements of all applicable statutes, orders and governmental rules and regulations currently in effect, including, but not limited to, the Code and ERISA.

                    (e)     Except as disclosed in Section 2.14 of the Company Disclosure Schedule, there are no audits, inquiries or proceedings pending or, to Company's Knowledge, threatened by the IRS or DOL with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be tax-exempt under Section 501(a) of the Code has obtained a favorable determination letter or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendment necessary to obtain such a favorable determination. To Company's Knowledge, nothing has occurred and no condition exists that could result in the disqualification of any Plan intended to be qualified under Section 401(a) of the Code. Neither Company nor any of its Subsidiaries has any commitment to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law).

                    (f)     Except as disclosed in Section 2.14 of the Company Disclosure Schedule, neither Company, any of its Subsidiaries nor any member of a controlled group of corporations, trades or businesses (as defined in Section 414 (b) or (c) of the Code) that includes or included Company or any of its Subsidiaries (an "ERISA Affiliate") has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been required to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company nor any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. To Company's Knowledge, no material "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

                    (g)     None of the Plans promises or provides medical or other welfare benefits to any former employee of Company or any of its Subsidiaries except as required by Section 4980B of the Code and neither Company nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by Section 4980B of the Code.

                    (h)     Except as disclosed in Section 2.14 of the Company Disclosure Schedule, (i) neither Company nor any of its Subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union and (ii) no employee of Company or Subsidiary is represented by any labor union or covered by any collective bargaining agreement and, to Company's Knowledge, no campaign to establish such representation is in progress. There is no pending or, to Company's Knowledge, threatened labor dispute involving Company or any of its Subsidiaries and any group of its employees nor has Company or any of its Subsidiaries experienced any labor interruptions over the past three (3) years. Company and each Subsidiary are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

                    (i)     Except as disclosed in Section 2.14(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company or any of its Subsidiaries under any Plan or otherwise, (ii) materially increase any funding of or benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. There is no contract, plan or arrangement covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, would reasonably be expected (regardless of whether an employee continues to be employed following the Closing Date) to give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by Company or such Subsidiary by reason of Section 280G of the Code.

                    (j)     To Company's Knowledge and based upon the explicit requirements of Section 409A of the Code and the guidance issued by the IRS pursuant to Notice 2005-1, as revised on January 5, 2005, except as set forth in Section 2.14 of the Company Disclosure Schedule, each Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code.

          2.15     Intellectual Property.

                    (a)     A true, complete and correct list of all Registered Intellectual Property of Company and each Subsidiary thereof is set forth in Section 2.15 of the Company Disclosure Schedule. Company or any Subsidiary thereof owns or possesses adequate licenses or other rights to use all such Registered Intellectual Property, and no rights thereto have been granted to others by Company or any Subsidiary thereof. Except as set forth in Section 2.15 of the Company Disclosure Schedule, no patents, trademarks, service marks, trade names or copyrights are necessary to conduct or to continue the business of Company or any Subsidiary thereof as heretofore conducted. All such Registered Intellectual Property is free and clear of all Liens (except Permitted Liens) and no such Registered Intellectual Property is subject to any outstanding order, decree, judgment, stipulation or charge. The use by Company or any of its Subsidiaries of the Registered Intellectual Property does not infringe upon or otherwise violate the rights of others, and none of the Registered Intellectual Property is being infringed upon by others, except for any such infringements which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No one has asserted to Company or any Subsidiary thereof that Company's or Subsidiary's use of any Registered Intellectual Property infringes the patents, trade secrets, trade names, trademarks, service marks, copyrights or other intellectual property rights of any other Person.

                    (b)     Section 2.15 of the Company Disclosure Schedule lists all contracts, licenses and agreements to which Company and each of its Subsidiaries is a party that are currently in effect (i) with respect to Intellectual Property licensed or offered by Company or any of its Subsidiaries to any third party or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Company or any of its Subsidiaries. The contracts, licenses and agreements listed in Section 2.15 of the Company Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements except for such noncompliance or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Company and each of its Subsidiaries is in compliance with, and has not breached any term of, any such contracts, licenses and agreements except for such noncompliance or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and, to Company's Knowledge, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements except for such noncompliance or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          2.16     Brokers and Finders. Other than Cain Brothers & Company, LLC, none of Company or any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. A true and correct copy of the engagement letter of Cain Brothers & Company, LLC has been provided to Parent.

          2.17     Environmental Matters. Except as described in Section 2.17 of the Company Disclosure Schedule:

                    (a)     Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws.

                    (b)     Company and each of its Subsidiaries possesses and complies in all material respects with all Permits, and other authorizations that are required pursuant to Environmental Laws to operate the Business as it currently operates.

                    (c)     Neither Company nor any of its Subsidiaries has received written notice of violations or liabilities arising under Environmental Laws and relating to the operation of the Business.

                    (d)     Neither Company nor any of its Subsidiaries has assumed or undertaken any liability or corrective or remedial obligation of any other Person arising under Environmental Laws.

                    (e)     To Company's Knowledge, no capital expenditures are required or proposed in order for Company and each of its Subsidiaries to maintain compliance with existing or proposed Environmental Laws.

                    (f)     No condition exists at any facility owned or, to Company's Knowledge, any facility used, leased or operated by Company or any of its Subsidiaries (or, to Company's Knowledge, at any facility formerly owned, used, leased or operated by Company or any of its Subsidiaries) that would reasonably be expected to require reporting, investigation, remediation or monitoring under any Environmental Law.

                    (g)     Neither Company nor any of its Subsidiaries has entered into or agreed to, nor does Company or any of its Subsidiaries currently intend to, enter into or agree to, any consent decree or order, and Company and its Subsidiaries are not subject to any material obligation imposed by any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Substances under, any applicable Environmental Laws with respect to the Business.

                    (h)     Neither Company nor any of its Subsidiaries has been party to any administrative or judicial proceeding under any applicable Environmental Laws at any time.

                    (i)      (x) neither Company nor any of its Subsidiaries has received written notice that there has been or is to be asserted any claim, obligation, or Loss of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Company or any of its Subsidiaries, their respective employees, agents or representatives or arising out of the ownership, use, control or operation by Company and the Subsidiaries of any plant, facility, site, area or property

(including, without limitation, any plant facility, site, area or property currently or previously owned or leased by Company) from which any Hazardous Substances were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, by the Business and or any third-party, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air, including indoor air) and (y) there has been no release or threatened release of Hazardous Substances on, under, in, from or about any property (whether owned or leased) of Company or any of its Subsidiaries or otherwise related to the operations of Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries disposed or arranged for the disposal of Hazardous Substances on any third-party property that would reasonably be expected to subject Company or a Subsidiary to material liability under any Environmental Law.

                    (j)     Neither Company nor any of its Subsidiaries is in material violation of, or, is the subject of, any enforcement action by any Governmental Entity under, the Medical Waste Tracking Act, 42 U.S.C. §§. 6992 et seq., or any other Applicable Law dealing with the generation, handling, storage, transportation, or Disposal of medical wastes or requiring training related to any such activities ("Medical Waste Laws"). Neither Company nor any of its Subsidiaries has received any written notice of any investigation or inquiry by any Governmental Entity under the Medical Waste Laws.

                    (k)     All written environmental site assessments and audits concerning existing or former facilities owned, used, leased or operated by Company or any of its Subsidiaries, and in the possession or control of Company or any of its Subsidiaries, have been disclosed and made available to Parent.

          2.18     Accounts Receivable. Except to the extent reserved against in the Interim Financial Statements (as such reserve is adjusted in the ordinary course of business consistent with past practices between the date of the Interim Financial Statements and the Closing Date), all accounts receivable of Company and each Subsidiary (i) are valid, existing and collectible in a manner consistent with Company's and Subsidiary's past practice, (ii) represent monies due in the ordinary course of business and (iii) except as disclosed in Section 2.18 of the Company Disclosure Schedule, are not subject to any refunds, recoupments or adjustments or any defenses, contractual rights of set-off, assignment, contractual restrictions, security interests or other encumbrances.

          2.19     Transactions with Affiliates. Except as set forth in Section 2.19 of the Company Disclosure Schedule, no director, officer or other Affiliate or "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of Company or any of its Subsidiaries or, to Company's Knowledge, any person with whom any such director, officer or other Affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or, to Company's Knowledge, any entity in which any such director, officer or other Affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) has any interest in (i) any contract, arrangement or understanding with Company or any of its Subsidiaries, or relating to the business or operations of Company or any of its Subsidiaries, (ii) any loan, arrangement, understanding, agreement or contract for or relating to Indebtedness of Company or any of its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Company or any of its Subsidiaries.

          2.20     Section 203 of the DGCL Not Applicable. The Board of Directors of Company has approved the Merger and the transactions contemplated by this Agreement, and such approval is sufficient so that the restrictions relating to "business combinations" contained in Section 203 of the DGCL will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

          2.21     Tax Matters. Company and each Subsidiary are not aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

          2.22     Assets. Each of Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, the assets reflected on the Audited Financial Statements for fiscal year ended December 31, 2004 or acquired since the date thereof (the "Assets"), except (a) assets disposed of in the ordinary course of business since the date of the Audited Financial Statements for fiscal year ended December 31, 2004, and (b) as set forth in Section 2.22 of the Company Disclosure Schedule attached hereto. Such assets are free and clear of all Liens, other than Permitted Liens and as set forth in Section 2.22 of the Company Disclosure Schedule, and are sufficient to allow Company and its Subsidiaries to conduct the Business in substantially the same manner as and where it is currently conducted. All Assets necessary for the conduct of the Business as currently conducted by Company and its Subsidiaries and owned by Company and its Subsidiaries having a book value of at least $5,000 are usable in the ordinary course of business.

          2.23     Indebtedness. Except as set forth in Section 2.23 of the Company Disclosure Schedule, as of the date of this Agreement, Company and its Subsidiaries have no outstanding Indebtedness.

          2.24     Insurance. Section 2.24 of the Company Disclosure Schedule contains a description of each insurance policy currently maintained by Company and its Subsidiaries with respect to their respective properties, assets and business, which policies shall remain in full force and effect through the Closing Date. All such policies are in full force and effect and, to the Knowledge of Company, no event has occurred that would, by the terms of the policy, give any insurance carrier a right to terminate any such policy prior to its expiration.

          2.25     No Agency Action or Enforcement. Except as set forth in Section 2.25 of the Company Disclosure Schedule:

                    (a)     none of Company or any of its Subsidiaries is currently, with respect to any Government Entity, party to any consent decree, judgment, order, or settlement that (i) requires the payment of money by Company or any of its Subsidiaries to any Government

Entity, or (ii) requires or prohibits any activity by Company or any of its Subsidiaries; and which, in the case of either (i) or (ii) of this sentence, is either punitive in nature, or serves as a civil penalty.

                    (b)          (i)     neither Company's nor any of its Subsidiaries' right to receive reimbursements pursuant to any Government Program or Private Program has been terminated or otherwise materially adversely affected as a result of any investigation or action which is known to Company by any Government Entity or Third-Party Payor;

                                  (ii)     to Company's Knowledge, neither Company or any of its Subsidiaries has, during the past two years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity, nor has Company or any of its Subsidiaries received any notice of deficiency during the past two years in connection with their respective operations, any of which related to a matter that involves (A) a possible substantial overpayment relating to any Federal health care program, (B) a reasonable possibility of a violation of 42 U.S.C. Sections 1320a-7a or 1320a-7b or other criminal or civil law related to any Federal health care program for which penalties or exclusion may be authorized under such law, or (C) the imposition of remedies, including civil monetary penalties (collectively, "Material Deficiencies"); and

                                  (iii)     Company has not received any outstanding deficiencies or work orders of any Governmental Entity having jurisdiction over Company or any of its Subsidiaries, or requiring conformity to any applicable agreement or Applicable Law, including but not limited to, the Government Programs and Private Programs, any of which related to a matter that involves a Material Deficiency.

          2.26     Health Care Licenses and Permits.

                    (a)     Except as set forth in Section 2.26 of the Company Disclosure Schedule, all Health Care Licenses and other Permits necessary for the conduct of the Business as currently conducted: (i) have been obtained, are in effect and are set forth in Section 2.26 of the Company Disclosure Schedule and will remain in full force and effect upon consummation of the transactions contemplated by the Transaction Documents; (ii) are valid and in good standing in each jurisdiction in which such Health Care Licenses or other Permits were issued or are operable; and (iii) have not been subject to revocation or forfeiture by any Government Entity, except, in each clause (i)-(iii), for such Health Care Licenses and other Permits whose absence would not reasonably be expected to have a Material Adverse Effect.

                    (b)     Except as set forth in Section 2.26 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is party to any order or legal or administrative proceeding with respect to any of the Health Care Licenses or any other Permits of Company or its Subsidiaries. Neither Company nor any of its Subsidiaries has received written notice of any action pending or recommended by any Government Entity (or in the case of accreditation, the accrediting body) having jurisdiction over a Health Care License or other Permit to revoke, withdraw or suspend any such Health Care License or Permit. To Company's Knowledge, no

event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any Health Care License or other Permit or give rise to a right to revoke, withdraw or suspend any such Health Care License or other Permit.

          2.27     HIPAA Compliance. Company and its Subsidiaries have established and implemented such policies, programs, procedures, contracts and systems, as are necessary to bring Company and its Subsidiaries into compliance with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-191; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          2.28     Billing Practices. All bills for professional and related services submitted by or on behalf of Company or its Subsidiaries to any federal or state health plan, or any private payor, including any Third-Party Payors, have been submitted in compliance with all Applicable Laws except where any failure to so comply (either individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Company and each Subsidiary has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings and has not, to Company's Knowledge, claimed or received reimbursements from Government Programs or Private Programs in excess of amounts permitted by law. Except as set forth in Section 2.28 of the Company Disclosure Schedule, (a) there are no pending appeals, adjustments, challenges, audits, inquiries, litigation or notices of intent to audit with respect to such prior reports or billings, and (b) during the last two years neither Company nor any of its Subsidiaries has been audited or surveyed, or otherwise examined by, any Government Program or Private Program.

          2.29     Regulatory Compliance.

                    (a)     Those Company and Subsidiary entities that hold provider numbers with Medicare or Medicaid (the "Providers") are qualified as participating providers under the programs in which they participate. None of the Providers has received any written notice indicating that such qualification has been terminated or withdrawn. The Providers have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by Third-Party Payors in the ordinary course of business, except where the failure to file such claims and reports would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and all such claims or reports are complete and accurate in all material respects.

                    (b)     Except as set forth in Section 2.29 of the Company Disclosure Schedule, no members of the boards of directors (and, to the Company's Knowledge no employees) of Company or any of its Subsidiaries have been convicted of or charged with a Medicare, Medicaid, other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or other Government Program related offense, or convicted of or charged with a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. No members of the boards of directors (and, to the knowledge of Company no employees) of Company or any of its Subsidiaries have been excluded or suspended from participation in Medicare or Medicaid, or other Government Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs.

                    (c)     None of Company or any of its Subsidiaries, or any of Company's or Subsidiaries' respective directors, officers, or, to Company's Knowledge, employees, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (other than legal concessions, travel and entertainment or other legal items arising in the ordinary course of business) to any Person, regardless of form, whether in money, property or services, including without limitation: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Company or any Affiliate thereof.

          2.30     Third-Party Reimbursement. Company or each Subsidiary set forth in Section 2.30 of the Company Disclosure Schedule as having a provider number is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act, the CHAMPUS Program, and the TriCare Program (Medicare, Medicaid, CHAMPUS and TriCare programs and such other similar federal, state or local reimbursement or governmental programs for which the Business is eligible are hereinafter referred to collectively as the "Government Programs"). Such entities have current provider numbers and provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which it directly or indirectly is presently receiving payments (such non-governmental programs herein referred to as "Private Programs").

          2.31     Company Information. The information relating to Company to be contained in the Proxy Statement to be delivered to stockholders of Parent in connection with the solicitation of their approval of the issuance of the Restricted Parent Common Stock pursuant to this Agreement, as of the date the Proxy Statement is mailed to stockholders of Parent, and up to and including the date of the meeting of stockholders of Parent to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

          As a material inducement to Company and the Stockholders to enter into this Agreement, Parent and Merger Sub, jointly and severally, represent and warrant to Company and the Stockholders as follows:

          3.1     Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary, except for such failures to be so would not have a Material Adverse Effect on Parent.

          3.2     Certificate of Incorporation and Bylaws. Parent has previously furnished to Company true, complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents").

          3.3     Capitalization. The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share ("Parent Preferred Stock"). At the close of business on May 1, 2005, (i) 15,326,176 shares of Parent Common Stock were issued and outstanding, (ii) 10,182 shares of Parent Common Stock were held in treasury by Parent or by Subsidiaries of Parent, (iii) 908,301 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 905,190 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock, (v) 91,920 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's plan of reorganization filed with the bankruptcy court on November 7, 2001 and (vi) 2,017,897 shares of Parent Common Stock were reserved for future issue upon the exercise of outstanding warrants to purchase Parent Common Stock. No shares of Parent Preferred Stock are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of the issued and outstanding shares of which, as of the date hereof, are held of record by Parent. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Restricted Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of Merger Sub have been issued and granted in all material respects in compliance with applicable securities laws and other requirements of law.

          3.4     Authority Relative to this Agreement. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to carry out its obligations hereunder, subject to obtaining the approval of the issuance of the Restricted Parent Common Stock under this Agreement by the stockholders of Parent. The execution and delivery of this Agreement and the Ancillary Agreements by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and on the part of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize such execution, delivery or performance, other than the approval of the stockholders of Parent of the issuance of Restricted Parent Common Stock under this Agreement and subject only to the filing of the Merger Documents pursuant to DGCL. Each of this Agreement and the Ancillary Agreements has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). The Parent Board has approved the Merger and the transactions contemplated by this Agreement, and such approval is sufficient so that the restrictions relating to "business combinations" contained in Section 203 of the DGCL will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. There is no provision comparable to Section 203 of the DGCL under the California General Corporation Law.

          3.5     No Conflict; Required Filings and Consents.

                    (a)     Subject to receipt of the consents, waivers, authorizations and approvals or the making of the declarations or filings referred to in Section 3.5(b), the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements will not (a) violate any Applicable Law or any order, judgment or decree of any court, Governmental Entity, or arbitrator to which Parent or Merger Sub is subject, (b) violate the Parent Charter Documents or similar organizational documents of Merger Sub, (c) violate, conflict with or constitute (or, with due notice or lapse of time or both, result in) a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any provision of any contract, lease, loan agreement, mortgage, security agreement, trust indenture, license or other agreement or instrument to which Parent or Merger Sub is a party or by which it is bound and which is (A) material to the conduct of the Business or (B) reasonably likely to materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or under the Ancillary Agreements, or (d) result in the creation or imposition of a Lien on any of the properties or assets of Parent or Merger Sub.

                    (b)     The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state securities and Blue Sky laws, the rules and regulations of the NASDAQ National Market, and the filing of the Merger Documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or the Ancillary Agreements or (y) except for the receipt of Material Consents, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or materially impair the ability of Parent or Merger Sub to perform their duties hereunder or under the Ancillary Agreements.

          3.6     SEC Filings; Financial Statements.

                    (a)     Parent has made available to Company a true, correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") on or after January 1, 2005 (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since January 1, 2005. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

                    (b)     Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount.

                    (c)     Parent has made available to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

          3.7     Absence of Certain Changes or Events. Except as set forth in Section 3.7 of the Parent disclosure schedule attached hereto (the "Parent Disclosure Schedule"), since December 31, 2004, neither Parent nor any of its Subsidiaries (a) has incurred any liabilities or obligations whether absolute, contingent, accrued or otherwise) of any nature other than liabilities, obligations or contingencies, (i) that are accrued or reserved against in the financial statements contained in the SEC Reports or (ii) that were incurred in the ordinary course and consistent with past practices, (b) has taken any action of a type referred to in Section 4.1(b) of this Agreement that would have required the consent of Company if such action were to have been taken during the period between the date of this Agreement and the Closing Date, or (c) suffered any change, event or circumstance that has or is reasonably likely to have a Material Adverse Effect on Parent.

          3.8     Litigation. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries which would reasonably be expected to interfere with the consummation of the Merger or the transactions contemplated by the Ancillary Agreements or to have a Material Adverse Effect on Parent.

          3.9     Brokers. Except for MTS Health Partners, L.P., Parent has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Parent shall be solely responsible for the payment of fees and expenses of MTS Health Partners, L.P.

          3.10     Board Approval. The Board of Directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously (i) determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement and the Ancillary Agreements, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) determined to recommend that the stockholders of Parent approve the issuance of the Restricted Parent Common Stock pursuant to this Agreement.

          3.11     Merger Sub Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby.

          3.12     Tax Matters.

                    (a)     Except as set forth in Section 3.12 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries has filed or caused to be filed in a timely manner all income and other material Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries, and has paid in full all Taxes shown on such Tax Returns. All such Tax Returns are true, accurate and complete in all material respects.

                    (b)     Except as set forth in Section 3.12 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any claim, dispute, audit, pending action or proceeding, nor is any such claim, dispute, action or proceeding threatened in writing by any governmental entity, for the assessment or collection of any income Taxes, and no claim for the assessment or collection of any income Taxes has been asserted in writing against Parent or any of its Subsidiaries that has not been settled with all amounts due having been paid.

                    (c)     Parent and each of its Subsidiaries are not aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

          3.13     Parent Proxy Statement Information. The information relating to Parent to be contained in the Proxy Statement to be delivered to stockholders of Parent in connection with the solicitation of their approval of the issuance of the Restricted Parent Common Stock pursuant to this Agreement, as of the date the Proxy Statement is mailed to stockholders of Parent, and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form, in all material respects with all Applicable Laws, including the Exchange Act.

          3.14     Parent Common Stock. At the Effective Time, the Restricted Parent Common Stock to be issued pursuant to the Merger will be free of preemptive rights and, except as contemplated by the Transaction Documents, free and clear of all Liens created by or through Parent, with no personal liability attaching to the ownership thereof. Assuming the accuracy of the representation and warranties of the Stockholders contained in the Registration Rights

Agreement, the issuance of the Restricted Parent Common Stock to be issued pursuant to the Merger will not require registration under the Securities Act or qualification under any applicable state securities laws.

          3.15     Compliance with Laws. Except as set forth in Section 3.15 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has conducted and continues to conduct its business in compliance with all Applicable Laws, except where the failure would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent's Knowledge, since January 1, 2002, none of Parent or its Subsidiaries has been under investigation with respect to or has received written or verbal notice from any Governmental Entity alleging any violations of Applicable Law, except as set forth in Section 3.15 of the Parent Disclosure Schedule and except such investigations and notices which would not reasonably be expected to have a Material Adverse Effect. To Parent's Knowledge, none of the material Permits of Parent and its Subsidiaries will require a filing by Parent, any of its Subsidiaries or the Stockholders as a result of the issuance of the Restricted Parent Common Stock pursuant to the Merger, other than notice filings after consummation of the Merger.

          3.16     Insurance. Section 3.16 of the Parent Disclosure Schedule contains a description of each insurance policy and self-insurance arrangement currently maintained by Parent and its Subsidiaries with respect to their respective properties, assets and business, which policies shall remain in full force and effect through the Closing Date. All such policies are in full force and effect in all material respects and to the knowledge of Parent, no event has occurred that would, by the terms of the policy, give any insurance carrier a right to terminate any such policy prior to its expiration.

ARTICLE IV
COVENANTS

          4.1     Conduct of Business by Company and the Parent.

                    (a)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Company and its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the ordinary course in all material respects, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, except as expressly permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not, and it shall cause each Subsidiary not to, do any of the following:

                            (i)     waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                            (ii)     grant any severance or termination pay to any officer or employee except pursuant to written agreements or severance programs outstanding on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

                            (iii)     transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the material Intellectual Property of Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, or enter into grants to transfer or license to any Person future patent rights other than in the ordinary course of business consistent with past practices, provided that in no event shall Company or any of its Subsidiaries license on an exclusive basis or sell any of its material Intellectual Property;

                            (iv)     declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                            (v)     except pursuant to any restricted stock agreement existing on the date of this Agreement and included in the Company Disclosure Schedule, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company;

                            (vi)     except upon the exercise of options or warrants, issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible, exchangeable or exercisable into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible, exchangeable or exercisable into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible, exchangeable or exercisable securities or enter into any transaction that would require any change to Section 2.2 of the Company Disclosure Schedule;

                            (vii)     cause, permit or propose any amendments to the Company Charter Documents or to the organizational documents of any of its Subsidiaries;

                            (vii)     acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets, in each case, outside the ordinary course of Company's or any of its Subsidiaries' business consistent with past practice;

                            (ix)     sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any of Company's or any of its Subsidiaries' properties or assets other than in the ordinary course of business consistent with past practice or permit any Permit to lapse or expire that is material to any facility;

                            (x)     except with respect to borrowings under the Company's existing revolving credit facility or purchase money obligations not in excess of $25,000 in any one case made in the ordinary course of business consistent with past practice, incur any Indebtedness or guarantee any such Indebtedness of another person (other than guarantees of obligations of Subsidiaries in the ordinary course of business), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

                            (xi)     adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract with any employee or collective bargaining agreement except to the extent required by Applicable Law, pay any special bonus or special remuneration to any director or employee, other than at-will employees receiving bonuses not in excess of $10,000, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors or officers or employees generally other than in the ordinary course of business consistent with past practice;

                            (xii)     enter into any leases for new or existing equipment which equipment has a value in excess of $25,000 in any one instance;

                            (xiii)     except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

                            (xiv)     engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368 of the Code, whether or not otherwise permitted by this Article IV;

                            (xv)     take any action that will extend the exercise period of any stock option or cause the vesting period of any stock option to accelerate under any circumstances, regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of any stock option;

                            (xvi)     enter into any joint venture or partnership arrangement;

                            (xvii)     except as required by its terms, amend in any material respect or terminate any Company Contract or enter into any new Company Contract;

                            (xviii)     enter into any transactions, contracts, agreements or arrangements between Company or any of its Subsidiaries, on the one hand, and any Stockholder or any Affiliate of any Stockholder on the other hand, other than the reimbursement of reasonable fees and expenses incurred in the ordinary course consistent with past practice;

                            (xix)     materially accelerate the collection of the accounts receivable or materially delay the payment of the accounts payable;

                            (xx)     maintain in effect (or replace upon expiration), until superseded by policies of Parent, all casualty, public liability and other insurance policies maintained by Company and its Subsidiaries on the date hereof relating to their properties and assets; or

                            (xxi)     agree in writing or otherwise to take any of the actions described in Section 4.1(a)(i) through (xx) above.

                       (b)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Parent and its Subsidiaries shall, except to the extent that Company shall otherwise consent in writing or as expressly described below or in Section 4.1(b) of the Parent Disclosure Schedule, carry on its business in the ordinary course in all material respects. In addition, except as expressly permitted by the terms of this Agreement or as described on Section 4.1(b) of the Parent Disclosure Schedule, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not, and it shall cause each Subsidiary not to, do any of the following:

                            (i)     purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent, except in connection with Parent's existing employee benefit plans (including the 'cashless' exercise of stock options and the withholding of shares for income tax purposes);

                            (ii)     in the case of Parent, issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible, exchangeable or exercisable into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible, exchangeable or exercisable into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible, exchangeable or exercisable securities or enter into any transaction that would require any change to Section 3.3 of this Agreement, except for (A) the transactions contemplated by this Agreement, (B) the issuance of options to acquire Parent Common Stock, the issuance of Parent Common Stock upon exercise of options, the issuance of restricted stock units and shares of Parent Common Stock upon vesting of outstanding restricted stock units under Parent's existing employee benefit plans, (C) the issuance of up to 91,920 shares of Parent Common Stock pursuant to Parent's plan of reorganization filed with the bankruptcy court on November 7, 2001, (D) the issuance of up to 2,017,897 shares of Parent Common Stock upon exercise of outstanding warrants to purchase Parent Common Stock, (E) the issuance of shares of Parent Common Stock to finance any acquisitions not requiring the consent of Company pursuant to clause (iv) below and (F) the issuance of up to an aggregate of 2,500,000 shares of Parent Common Stock;

                            (iii)     cause, permit or propose any amendments (including certificates of designation authorizing the issuance of Parent Preferred Stock) to Parent's Charter Documents;

                            (iv)     acquire or agree to acquire by merging or consolidating with, or by purchasing the equity interest in or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, unless the aggregate purchase price of all such acquisitions is less than $25 million and each such acquisition is accretive to earnings after considering the financing of such acquisition;

                            (v)     other than pursuant to Parent's revolving credit facility in effect on the date of this Agreement and any Indebtedness to finance any acquisitions not requiring the consent of Company pursuant to clause (iv) above, incur any additional Indebtedness in excess of 10% of the sum of (A) the maximum amount of the Parent's revolving credit facility in effect on the date of this Agreement and (B) the other Indebtedness of Parent and its Subsidiaries outstanding on the date of this Agreement;

                            (vi)     engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368 of the Code, whether or not otherwise permitted by this Article IV; or

                            (vii)     agree in writing or otherwise to take any of the actions described in Section 4.1(b)(i) through (vi) above.

          4.2     Stockholder Meeting of Parent. Parent shall, in accordance with Applicable Law and Parent Charter Documents, duly call, give notice of, convene and hold a meeting (which, as may be duly adjourned, is referred to as the "Parent Meeting") of its stockholders as soon as practicable for the purpose of approving the issuance of Restricted Parent Common Stock pursuant to this Agreement and the transactions contemplated hereby.

          4.3     Confidentiality; Access to Information.

                   (a)     The parties acknowledge that Company and Parent have previously executed a mutual nondisclosure agreement, dated as of January 11, 2005 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

                   (b)     Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable notice to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request, including, without limitation, the monthly financial statements of each party, which shall be delivered to the other party no later than forty (40) days after the conclusion of each calendar month. Any investigation shall be conducted in such a manner as to minimize the interference with the operation of each party's business. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any customer, would contravene any Applicable law, or would waive any privilege. The parties will use reasonable efforts to obtain waivers of any such restrictions (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and shall, in all respects, be subject to the Confidentiality Agreement previously entered into between Parent and Company. No information or knowledge obtained in any investigation pursuant to this

Section 4.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                   (c)     No party or its representatives shall contact any of the employees, customers, licensors, licensees or strategic partners of, or other having business dealings with, the other party in connection with the transactions contemplated by this Agreement without the prior written authorization of the other party.

          4.4     No Solicitation.

                   (a)     From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VI, Company will not, nor will it authorize or permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.4 by any officer or director of Company or any investment banker or attorney of Company shall be deemed to be a breach of this Section 4.4 by Company.

                   (b)     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any Person of voting securities of Company or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of Company or any merger, consolidation, business combination or similar transaction involving Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of any material portion of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company.

                   (c)     In addition to the other obligations of Company set forth in this Section 4.4, Company as promptly as practicable, and in any event within 24 hours after receipt by the Company Board or the executive officers of Company, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, and, subject to compliance with the terms of any confidentiality agreement existing on the date of this Agreement, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

          4.5     Public Disclosure. Parent and Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

          4.6     Commercially Reasonable Efforts; Notification.

                   (a)     Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, the HSR Act) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties required as a result of the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each of Parent and Company and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, Company or any Subsidiary or Affiliate of Parent or Company to agree to any divestiture by itself or any of its Affiliates or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

                   (b)     Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.6(b) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Company in this Agreement and (ii) whether any of the conditions set forth in Article VI have been satisfied.

                   (c)     Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.6(c) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement and (ii) whether any of the conditions set forth in Article VI have been satisfied.

          4.7     Third Party Consents. As soon as practicable following the date hereof, each of Company and Parent shall (i) obtain all consents, waivers and approvals pursuant to the terms and conditions of its or any Subsidiary's respective agreements, contracts, licenses or leases listed in Section 4.7 of the Company Disclosure Schedule and Parent Disclosure Schedule ("Material Consents"), respectively and (ii) use its commercially reasonable efforts to obtain any other consents, waivers and approvals under any of its or any Subsidiary's respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those consents, waivers and approvals as to which the failure to obtain would not affect the consummation of the Merger or the performance of the Ancillary Agreements or would not be reasonably likely to result in a Material Adverse Effect on Company or Parent.

          4.8     Exemption from Registration. Parent and Company intend that the shares of Restricted Parent Common Stock to be issued pursuant to Section 1.7 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act and the rules and regulations promulgated by the SEC thereunder, as a private placement pursuant either to Section 4(2) of the Securities Act or such other exemption (if any) from the registration requirements of the Securities Act as may be available and reasonably satisfactory to both Company and Parent. Parent has agreed to provide the Stockholders with registration rights with respect to such Restricted Parent Common Stock pursuant to the Registration Rights Agreement.

          4.9     Stock Options. The Company shall take or cause to be taken such actions as may be necessary or appropriate to cause each outstanding option to purchase shares of Company Stock granted with an exercise price in excess of one dollar and fifty cents ($1.50) per share (each, an "Underwater Company Stock Option"), whether vested or unvested, to be cancelled prior to the Effective Time without payment of any consideration to the holders of the Underwater Company Stock Options. If necessary, such actions shall include obtaining the consent of the holders of the Underwater Company Stock Options to such cancellation. At the Effective Time, each outstanding option to purchase shares of Company Stock other than the Underwater Company Stock Options (each, an "Assumed Company Stock Option"), whether vested or unvested, shall by virtue of the Merger be assumed by Parent. Each Assumed Company Stock Option so assumed by Parent under this Agreement will continue to have, and to be subject to, the same terms and conditions of such options immediately prior to the Effective Time, except that (i) each Assumed Company Stock Option will be or will become exercisable in accordance with its terms for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number of shares of Parent Common Stock) of the number of shares of Company Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by forty-seven thousand, twenty-two ten-thousandths (0.4722) (the "Option Exchange Rate"), and (ii) the per share exercise price for the shares of Parent Common Stock will be the per share exercise price of the Company Stock Option immediately prior to the Effective Time divided by the Option Exchange Rate (rounded up to the nearest whole cent). Within thirty (30) days following Closing, Parent will send to each holder of an Assumed Company Stock Option a written notice setting forth (A) the number of shares of Parent Common Stock subject to such assumed Company Stock Option and (B) the exercise price per share of Parent Common Stock issuable upon exercise of such Assumed Company Stock Option. Parent agrees to (i) reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Assumed Company Stock Options; (ii) file all documents required to be filed to cause the shares of Parent Common Stock issuable upon exercise of the Assumed Company Stock Options to be listed on the NASDAQ National Market; and (iii) file a registration statement on Form S-8 (or any successor form) under the Securities Act for the shares of Parent Common Stock issuable with respect to Assumed Company Stock Options promptly after the Effective Time, but in no event later than thirty (30) days thereafter. It is intended that Assumed Company Stock Options shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Assumed Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 4.9 shall be applied consistent with such intent. Options to acquire 219,800 shares of Company Stock, which were granted to the Company's officers and employees pursuant to the Company's 1998 Stock Incentive Plan, are intended to qualify as incentive stock options.

          4.10     Employees. Immediately following the Effective Time, Parent and/or its Subsidiaries (as applicable) shall give each employee of Company or its Subsidiaries who continues as an employee of Parent or any Subsidiary of Parent and becomes a participant in an employee benefit plan of Parent or one of its Subsidiaries, credit, to the extent permitted by such plan, for all service with Company or any of its Subsidiaries prior to the Effective Time for purposes of vesting and eligibility (but shall not give benefit accruals with respect to service with Company or any of its Subsidiaries prior to the Effective Time) and for purposes of determining benefits levels under any Parent Plan relating to vacation or severance, except where such crediting would result in a duplication of benefits. If requested by Parent no later that three (3) Business Days before the Closing Date, Company shall take all actions necessary or appropriate to cause any plan qualified under Code Section 401(k) maintained by Company or its Subsidiaries to have a termination date prior to the Closing Date. The executives and officers set forth in Section 4.10 of the Company Disclosure Schedule shall receive the severance protections set forth in such schedule. Nothing in this Section 4.10 shall be deemed to constitute an employment contract between the Surviving Corporation and any individual, or a waiver of the Surviving Corporation's right to discharge any employee at any time, with or without cause, subject to the terms of any employment agreement with such employee.

          4.11     Restrictions on Parent.

                   (a)     From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VI, Parent shall not, nor shall it authorize or permit any of the Parent Subsidiaries or its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them (collectively, the "Representatives") to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Parent Acquisition Proposal (as defined below), (ii) participate in any negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal, or (iii) enter into any agreement or agreement in principle with respect to any Parent Acquisition Proposal or requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder; provided, however, that the foregoing shall not prohibit Parent from furnishing information (public or non-public) to, or entering into discussions or negotiations with, any person that makes a Parent Acquisition Proposal that was not solicited by Parent in breach of this Section 4.11(a) or taking any of the actions set forth in clauses (i), (ii) or (iii) above with any person after receipt of a Parent Acquisition Proposal that was not solicited by Parent in breach of this Section 4.11(a), if the Parent Board concludes in good faith, after consultation with its outside legal counsel, that failure to take any of the actions above would create a reasonable possibility of a breach of the fiduciary duties of the Parent Board under Applicable Law; provided that Parent (x) will not, and will not permit any of the Parent Subsidiaries or Parent's and the Parent Subsidiaries' respective Representatives to, disclose any non-public information to such person without first entering into an Acceptable Parent Confidentiality Agreement (as defined below) with such person and (y) will promptly provide to Company any non-public information concerning Parent or the Parent Subsidiaries provided to such other person which was not previously provided to Company. Parent shall provide prompt (but in no event more than 24 hours after receipt of the Parent Acquisition Proposal) written notice to Company of (1) the receipt of any such Parent Acquisition Proposal, and any modification or amendment to any Parent Acquisition Proposal, (2) the material terms and conditions of such Parent Acquisition Proposal, (3) the identity of such person making such Parent Acquisition Proposal and (4) Parent's intention to furnish information to, or enter into discussions or negotiations with, such person. Parent shall continue to keep Company informed of the status and details of any such Parent Acquisition Proposal. Parent shall, and shall cause the Parent Subsidiaries and Parent's and the Parent Subsidiaries' respective Representatives to, immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person conducted prior to the date of this Agreement by Parent, the Parent Subsidiaries or such Representatives with respect to any Parent Acquisition Proposal. For purposes of this Agreement, "Parent Acquisition Proposal" shall mean any offer or proposal relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Parent by any Person of voting securities of Parent or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 50% or more of the total outstanding voting securities of Parent or any merger, consolidation, business combination or similar transaction involving Parent; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of all or substantially all the assets of Parent and its Subsidiaries, taken as a whole; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Parent and its Subsidiaries. For purposes of this Agreement, "Acceptable Parent Confidentiality Agreement" means a confidentiality agreement that contains provisions which are no less favorable to Parent than those contained in the Confidentiality Agreement.

                   (b)     If prior to the Parent Meeting at which the proposal to approve the issuance of the Restricted Parent Common Stock in connection with the Merger is to be voted upon, the Parent Board determines in good faith that it is consistent with its fiduciary duties to Parent's stockholders under Applicable Law, the Parent Board may inform Parent's stockholders that it no longer believes that the issuance of the Restricted Parent Common Stock in connection with the Merger is advisable and no longer recommends approval (a "Parent Subsequent Determination"), but only at a time after the fifth Business Day following Company's receipt of written notice advising Company that the Parent Board is prepared to so inform Parent's stockholders. During such period, Parent shall provide an opportunity for Company to propose such adjustments to the terms and conditions of this Agreement as would enable Parent Board to proceed with its recommendation to its stockholders without a Parent Subsequent Determination.

          4.12     Charter Indemnification Provisions. Parent agrees that the directors and officers of Company and each of Company's Subsidiaries prior to the Effective Time shall be entitled to the same indemnification rights for acts occurring prior to the Effective Time as they had under the Company Charter Documents and the similar organizational documents of each of Company's Subsidiaries, or under any agreements or instruments with Company or any of Company's Subsidiaries described in Section 4.12 of the Company Disclosure Schedule, prior to the Effective Time. Merger Sub and Parent shall (i) cause the Surviving Corporation to continue in full force and effect such rights for a period of at least six years from the Effective Date and (ii) cause the Surviving Corporation to perform, in a timely manner, all of the Surviving Corporation's obligations with respect thereto. Parent and Merger Sub agree that any claims for indemnification under this Section 4.12 as to which written notice has been received by the Surviving Corporation prior to the sixth anniversary of the Effective Date shall survive indefinitely, whether or nor such claims have been finally adjudicated or settled. This Section

4.12 is intended to be for the benefit of, and shall be enforceable by, each such director and officer and their respective heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their respective successors and assigns.

          4.13     Tax.

                   (a)     Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Stockholders, Company, nor any of its Subsidiaries shall, to the extent it may affect or relate to Taxes of Company or any of its Subsidiaries, except as required to comply with Applicable Law, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action related to Taxes.

                   (b)     Parent shall prepare and file all Tax Returns in respect of Company and its Subsidiaries due after the Closing Date. Any material Tax Return for a period (or portion thereof) ending on or prior to the Closing Date but not required to be filed until after the Closing Date shall be provided to the Stockholders Agent for review and comment at least fifteen (15) calendar days prior to the due date (including extensions) of such Tax Return. All material Tax Returns (including amended Tax Returns) required to be filed by or on behalf of Company or any of its Subsidiaries prior to the Closing Date but after the date hereof shall be prepared and filed by Stockholders Agent and the Stockholders Agent shall furnish a copy of any such material Tax Returns to Parent for Parent's review and comment, not later than fifteen (15) calendar days before the due date for filing such returns (including valid extensions thereof).

                   (c)     On or prior to the Closing Date, the Stockholders' Agent shall provide to Parent a certificate complying with Treasury Regulation promulgated under Code Sections 897 and 1445 to establish to the Parent's reasonable satisfaction that no withholding is required pursuant to Section 1445.

                   (d)      [Reserved].

                   (e)     All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Company, and Company shall timely make all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

                   (f)     Parent shall control all proceedings with respect to any Tax claim relating to the taxable period beginning after the Closing Date or any Tax claim that could be reasonably expected to materially adversely affect any taxable period (or portion thereof) beginning after the Closing Date.

                   (g)     Regarding indemnities for Taxes, the Stockholders shall have the right to participate in, at the Stockholders' expense, and if Stockholders' Agent concedes in writing the responsibility for any indemnity payment, the right to control, (in which case such participation shall be at Company's expense), the audit (and disposition thereof) of any Tax Return relating to periods ending on or prior to the Closing Date, and shall also have the right to participate in, at Company's expense, the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if and to the extent that such audit or disposition thereof could give rise to a claim for indemnification against the Stockholders hereunder, provided, that Parent shall not settle without the approval of the Stockholders' Agent any audit of any Tax Return relating to periods for which the Stockholders have an obligation to indemnify the Parent Indemnitees hereunder.

          4.14     Certain Payments. On the first Business Day following the Closing Date, Parent shall make payments by wire transfer of immediately available funds in satisfaction of Company's obligations identified in Section 4.14 of the Company Disclosure Schedule.

          4.15     Preparation of the Proxy Statement; Stockholders Meeting.

                   (a)     Parent shall prepare and file with the SEC preliminary proxy materials as promptly as practicable following the date of this Agreement, but in no event later than July 1, 2005, and any amendments or supplements thereof which shall constitute the proxy statement relating to the matters to be submitted to the holders of the Parent Common Stock at the Parent Meeting (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement"). The Proxy Statement shall comply in all material respects with the applicable provisions of the Exchange Act. Parent shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing it with the SEC. Parent shall promptly provide copies to Company of any written comments received from the SEC with respect to the Proxy Statement and promptly advise Company of any oral comments received from the SEC. Company shall cooperate and promptly provide Parent with all information regarding the Company as Parent shall reasonably request. The information concerning the Company, and any amendment thereto, in the Proxy Statement shall be approved by the Company, such approval not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Section 4.15, Parent shall not be required to mail the Proxy Statement to its stockholders or hold the Parent Meeting until it has been determined that the condition in Section 6.2(d)(ii) has been satisfied or waived.

                   (b)     Parent shall submit the proposal to approve the issuance of the Restricted Parent Common Stock to Parent's stockholders at the Parent Meeting and shall use its commercially reasonable efforts to obtain the required approval of Parent's stockholders and, subject to Section 4.11 of this Agreement, Parent Board shall recommend approval by the stockholders of Parent of matters constituting the required approval of Parent's stockholders.

          4.16     NASDAQ Listing. Prior to the Effective Time, Parent shall use its commercially reasonable efforts to cause the shares of Restricted Parent Common Stock to be issued in connection with the Merger to be authorized for quotation on the NASDAQ National Market.

          4.17     Reservation of Restricted Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve out of its reserved but unissued shares of Restricted Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock and Company Stock Options pursuant to this Agreement, sufficient shares of Restricted Parent Common Stock to provide for such conversion.

          4.18     Tax Treatment.

                   (a)     Each of Parent and Company and their respective Subsidiaries and the Stockholders shall use their commercially reasonable efforts to cause the Merger to qualify as a "reorganization" under the provisions of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.2(f)(i), including Parent, Company, RFE Investment Partners V, L.P., RFE VI SBIC, L.P., DFW Capital Partners, L.P., Charles H. Gonzales Revocable Trust and Ernest A. Schofield making the representations contained in the applicable Representation Letter, updated as necessary. Each of Company and Parent covenants and agrees to, and agrees to cause its Affiliates to, use its commercially reasonable efforts to defend in good faith all challenges to the treatment of the Merger as a reorganization as described in this Section 4.18. Each of Company and Parent agree that if such party becomes aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other party in writing of such fact or circumstance. Each of Company and Parent will comply with all reporting and record-keeping obligations set forth in the Code and the Treasury regulations that are consistent with the Merger qualifying as a "reorganization" under the provisions of Section 368(a) of the Code.

ARTICLE V
SURVIVAL AND INDEMNIFICATION

          5.1     Survival of Representations and Warranties. All of the representations and warranties contained in Article II and Article III shall survive Closing until the second anniversary of the Closing Date. Any right to indemnification or other recovery under this Article V shall only apply to Losses with respect to which the applicable Indemnitee shall have notified the indemnitor within the applicable time period set forth in this Article V; provided, however, that for Losses relating to Taxes, an Indemnitee may claim a Loss if a reasonable basis exists for the assertion of a Tax claim that would otherwise be indemnifiable (but for the expiration of the survival period or termination of the Escrow Account) and a claim is submitted for such possible Loss on or prior to the second anniversary of the Closing Date in accordance with the requirements of the Escrow Agreement. This Section 5.1 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing Date.

          5.2     Indemnification Obligations of the Stockholders. Subject to the provisions of Section 5.4 below, the Stockholders and their successors and assigns shall, jointly and severally, indemnify and hold harmless Parent and its Affiliates (including the Company), stockholders, officers, directors, employees, agents, successors and assigns (collectively, the "Parent Indemnitees") from and after Closing, in respect of any Loss which any Parent Indemnitees suffer, sustain or become subject to as a result of or by virtue of, without duplication:

                   (a)     the breach by Company of any of the covenants made by the Company in this Agreement or any certificates delivered in connection herewith; or

                   (b)     the breach or inaccuracy of any of the representations and warranties of Company contained in this Agreement or any certificates delivered by Company in connection herewith.

          5.3     Indemnification Obligations of Parent. Subject to the provisions of Section 5.4, Parent and its successors and assigns shall indemnify and hold harmless the Stockholders and their respective Affiliates, stockholders, officers, managers, directors, employees, agents, successors and assigns (collectively, the "Stockholder Indemnitees") from and after the Closing, in respect of any Loss which any Stockholder Indemnitees suffer, sustain or become subject to as a result of or by virtue of, without duplication:

                   (a)     the breach by Parent of any of the covenants made by it in this Agreement or any certificates delivered in connection herewith;

                   (b)     the breach or inaccuracy of any of the representations and warranties of Parent contained in this Agreement or any certificates delivered in connection herewith; and

                   (c)     Any indemnification made pursuant to this Section 5.3 shall be made in cash or Parent Common Stock (valued based on the average closing price of the Parent Common Stock for the 20 trading day period ending on the third trading day immediately preceding the date the indemnity is paid), at Parent's discretion, provided that in the event cash is to be used, Parent shall first obtain an opinion of a tax advisor (either an accounting firm or a law firm) reasonably acceptable to the Stockholders Agent that the use of such cash (together with any other cash payments made with respect to the Merger) should not cause the Merger to fail to qualify as a tax-free reorganization under Section 368 of the Code. If Parent elects to issue shares of Parent Common Stock pursuant to this Section 5.3(c), it shall be a condition precedent to such issuance that: (i) as of the date of issuance, the immediate resale of such shares by the recipients thereof is registered pursuant to a registration statement which is then effective under the Securities Act, (ii) such shares have been authorized for quotation or listed on Nasdaq or any other applicable securities exchange on which the Parent Common Stock is then quoted or listed, (iii) the Parent shall have confirmed in writing that such shares shall also be entitled to be treated as "Registrable Securities" under the Registration Rights Agreement, (iv) such shares shall not be subject to restrictions pursuant to the Stockholders Agreement or Registration Rights Agreement, and none of such shares shall be required to be deposited into escrow pursuant to the Escrow Agreement, and (v) no stop order, suspension of trading or suspension of listing (or threat of delisting) with respect to the Parent Common Stock shall be in effect or shall have threatened by the SEC or any self-regulatory organization.

          5.4     Limitations on Indemnification.

                   (a)     No party shall be entitled to assert any claim for indemnification pursuant to Section 5.2(b) or Section 5.3(b) unless and until the aggregate amount of the Losses attributable to the Parent Indemnitees or the Stockholder Indemnitees, as the case may be, exceeds $500,000 (the "Deductible Amount"), provided, however, that thereafter the Indemnifying Party shall indemnify the Indemnified Party for the full amount of such Losses without taking into account the Deductible Amount. Except as set forth in Section 5.4(d), the maximum aggregate obligation of the Stockholders pursuant to Section 5.2 shall not exceed the total number shares of Escrow Stock then in escrow. Except as set forth in Section 5.4(d), the maximum aggregate obligation of the Parent pursuant to Section 5.3 shall not exceed an amount equal to the value, as of the Effective Time, of the Escrow Stock then in escrow, based on the Average Stock Price.

                   (b)     Except as set forth in Section 5.4(d), the foregoing indemnification provisions shall be the sole and exclusive remedy and procedure for all claims for breach or inaccuracy of any representation or warranty, or agreement contained herein or in any of the Schedules or Exhibits attached hereto (including, without limitation, claims based in tort, breach or contract or otherwise), other than a suit for specific performance or fraud, and other than claims arising under the Ancillary Agreements.

                   (c)     Except as set forth in Section 5.4(d), the availability of the Escrow Stock for the payment of claims pursuant to Section 5.2 shall be the sole and exclusive source of recovery of the Parent Indemnitees and shall limit any other remedies available to the Parent Indemnitees hereunder or under Applicable Law (other than any claim for specific performance) for the payment of or in respect of such claims or any other claims arising hereunder. For purposes of the payment in respect of any Loss incurred by Parent pursuant to Section 5.2, the value of each share of Escrow Stock shall be determined based upon the average of the closing price of Parent Common Stock for the ten consecutive trading days ending one Business Day prior to the date of such Loss.

                   (d)     Neither the Deductible Amount nor any other limitation in this Agreement shall apply to matters involving fraud, for which there shall be no maximum or limitation with respect to the Stockholder which has committed fraud.

          5.5     Indemnification Procedures.

                   (a)     Notice of Claim. Any Person making a claim for indemnification pursuant to Sections 5.2 and 5.3 (an "Indemnified Party") must give the party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") within 15 days after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Entity or other third-party or otherwise discovers the liability, obligation or facts that provide a reasonable basis for concluding such claim could result in indemnification; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article V except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

                   (b)     Control of Defense; Conditions. The obligations of an Indemnifying Party under this Article V with respect to Losses arising from claims of any third-party that are subject to the indemnification provided in Section 5.2 or Section 5.3 above shall be governed by and contingent upon the following additional terms and conditions:

                        (i)     At its option an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party;

                        (ii)     Notwithstanding Section 5.5(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party's own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (B) the Indemnifying Party has failed to assume the defense and employ counsel (following written notice from the Indemnified Party), in which case the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party; and

                        (iii)     The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party.

                   (c)     Indemnification Payments. The parties hereto agree to treat all indemnification payments as adjustments to the Merger Consideration to the extent permitted by Applicable Law; provided, however, if an Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of a Loss (other than gain to Stockholders as a result of receiving additional consideration), the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within ten (10) days after being notified by the Indemnified Party of the payment of such liability (x) an amount equal to such additional Taxes (the "Tax Reimbursement Amount") plus (y) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (y), with the result that the Indemnified Party shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss.

                   (d)     Net Tax Benefit Adjustment to Losses. In the event an Indemnified Party derives a Tax benefit as a result of a Loss, the Indemnified Party shall pay over the amount of tax benefit actually derived, measured as a reduction in the Tax liability of the Indemnified Party compared against what the Tax liability would have been absent the Loss; provided, however, that no Tax benefit shall be payable under this section unless actually realized in a taxable year beginning prior to the second anniversary of the Closing Date, and provided, further, however, that any such Tax benefit shall be offset by fifty percent (50%) of the amount by which the basis of the stock in any Subsidiary of Parent is reduced by reason of such Tax benefit. This Section 5.5(d) shall be administered in good faith, and in no event shall any party be entitled to review the Tax Returns of an Indemnified Party in connection with this Section 5.5(d).

ARTICLE VI
CONDITIONS TO THE MERGER

          6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                   (a)     HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All other consents and approvals of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                   (b)     No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                   (c)     Stockholder Approval. The stockholders of Parent shall have approved the issuance of Restricted Parent Common Stock pursuant to this Agreement by the requisite vote pursuant to the DGCL.

          6.2     Additional Conditions to Obligations of Company. The obligation of Company and the Stockholders to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

                   (a)     Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except (A) to the extent such representation and warranty is made as of a particular date, in which case such representation and warranty shall be true and correct as of such date and (B) for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect on Parent, which representations and warranties as so qualified shall be true and correct in all respects). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

                   (b)     Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

                   (c)     Consents. All Material Consents required to be obtained by Company have been obtained.

                   (d)     Material Adverse Effect. There shall not have been (i) any Material Adverse Effect on Parent since June 30, 2005 or (ii) a Specific Material Adverse Effect on

Parent. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by its President and Chief Financial Officer.

                   (e)     Chief Financial Officer Certificate. Company shall have received a certificate signed on behalf of Parent by its Chief Financial Officer to the effect that as of the Closing Date, Parent believes that its existing cash reserves, cash from operations and availability for borrowings under its then loan facilities will provide sufficient funds for its operations, capital expenditures and regularly scheduled debt service payments at least through the next twelve months. In delivering this certificate, the Chief Financial Officer of Parent may rely in part (as to Company and the Surviving Corporation) upon the certificate required by Section 6.3(e).

                   (f)     Legal Opinions. Company shall have received:

                        (i)     the opinion of Finn Dixon & Herling LLP, counsel to Company, based upon the representations of Parent, Company, RFE Investment Partners V, L.P., DFW Capital Partners, L.P., Charles H. Gonzales Revocable Trust and Ernest A. Schofield, and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned upon the receipt by Finn Dixon & Herling LLP of confirmation of the accuracy of the representations and warranties contained in the Representation Letter as of the Closing Date; and

                        (ii)     the opinion of O'Melveny & Myers LLP, counsel to Parent, substantially in the form attached as Exhibit E hereto.

                   (g)     Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect.

                   (h)     Stockholders Agreement. The Stockholders Agreement shall be in full force and effect.

                   (i)     Directors. Each of Michael J. Foster and John Hindelong shall have been elected to the Parent Board.

          6.3     Additional Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                   (a)     Representations and Warranties. Each representation and warranty of Company and the Stockholders contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except (A) to the extent such representation and warranty is made as of a particular date, in which case such representation and warranty shall be true and correct as of such date and (B) for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect on Company, which representations and warranties shall be true in all respects). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President.

                   (b)     Agreements and Covenants. Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the President of Company.

                   (c)     Consents. All Material Consents have been obtained.

                   (d)     Material Adverse Effect. There shall not have been any Material Adverse Effect on Company since the date of this Agreement . Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President.

                   (e)     Chief Financial Officer Certificate. Parent shall have received a certificate signed on behalf of Company by its Chief Financial Officer to the effect that as of the Closing Date, Company believes that its existing cash reserves, cash from operations and availability of borrowings under its loan facilities would have provided sufficient funds for its operations, capital expenditures and regularly scheduled debt service payments at least through the next twelve months if the Merger is not consummated.

                   (f)     Opinion of Counsel to Company. Parent shall have received an opinion of Finn Dixon & Herling LLP, counsel to Company, and Lee Wood, General Counsel of Company, in substantially the form attached hereto as Exhibit F.

                   (g)     Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect.

                   (h)     Stockholders Agreement. The Stockholders Agreement shall be in full force and effect.

                   (i)     Unaudited Financial Statements. As soon as practicable, and in any event no later than September 1, 2005, Parent shall have received the unaudited consolidated balance sheets of Company as of the quarter ended June 30, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the quarter ended June 30, 2005 and 2004.

                   (j)     Dissenters' Shares. Holders of no more than 10% of Company Stock shall have exercised dissenters' rights with respect to the transactions contemplated hereby.

          Neither Parent nor Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

          7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Parent:

                   (a)     by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

                   (b)     by either Company or Parent if the Merger shall not have been consummated by December 31, 2005 (the "Termination Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

                   (c)     by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and non-appealable;

                   (d)     by Company, (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.1(c) or Section 6.2(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) the Termination Date; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Company is then in material breach of any of its covenants or agreements contained in this Agreement, (ii) if Parent notifies Company in writing that Parent intends to consummate a Parent Acquisition Proposal and Company notifies Parent in writing within five Business Days of such notice that Company elects to terminate this Agreement, or (iii) upon the occurrence of a Parent Subsequent Determination;

                   (e)     by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

                   (f)     by Company, upon the occurrence of a Specific Material Adverse Effect on Parent.

          7.2     Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 7.1). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 2.16, Section 4.3(a), Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability in connection with any material misrepresentation made in, or willful breach of, this Agreement. Notwithstanding the foregoing, if Company exercises its right to terminate this Agreement pursuant to Sections 7.1(d)(ii) or 7.1(d)(iii), then Parent shall, within five Business Days of the date of termination, pay $2,200,000 (the "Termination Fee") to Company upon demand, payable by wire transfer in immediately available funds, as liquidated damages and not as a penalty, to reimburse Company for its time, expense and lost opportunity costs of pursuing the Merger. Notwithstanding the foregoing, if (x) the Merger and the transactions contemplated by this Agreement are not consummated as a result of the failure of the condition set forth in Section 6.1(c) and (y) Company did not have the right to terminate this Agreement pursuant to Section 7.1(d)(iii), then Parent shall, within five (5) Business Days of the vote of the stockholders of Parent, reimburse Company for its reasonable expenses incurred in connection with this transaction, provided, that Company acknowledge that its recovery as a result of the failure of the condition set forth in Section 6.1(c) shall be limited to such reimbursement. Parent and Company acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Company would not enter into this Agreement.

          7.3     Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that the aggregate expenses paid by Company if the Merger is consummated (including accounting and legal fees) shall not exceed $1,750,000 (any excess to be paid by the Stockholders).

          7.4     Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by or on behalf of each of Parent, Merger Sub, Company and the Stockholders.

          7.5     Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

          8.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:
Sun Healthcare Group, Inc.
18831 Von Karman
Suite 400
Irvine, California 92612
Attention: Michael Newman, Esq.
Facsimile: (949) 255-7054

with a copy to:

O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071
Attention: Richard Boehmer, Esq.
Facsimile: (213) 430-6407

(b)	if to Company, to:

Peak Medical Corporation
5635 Jefferson Boulevard NE
Albuquerque, New Mexico 87109
Attention: Lee Wood, Esq.
Facsimile: (505) 341-2326

with a copy to:

Finn Dixon & Herling LLP
One Landmark Square, Suite 1400
Stamford, Connecticut 06901
Attention: Charles J. Downey III, Esq.
Facsimile: (203) 348-5777

(c)	if to Stockholders to them at the addresses on Schedule I.

          8.2     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          8.3     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except as specifically provided in Section 4.10 and Section 4.12, are not intended to confer upon any other person any rights or remedies hereunder.

          8.4     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          8.5     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.6     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that the DGCL shall apply with respect to the Merger.

          8.7     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX
DEFINITIONS

          9.1     General Rules of Construction; Interpretation.

                  (a)     For all purposes of this Agreement and the Exhibits, Schedules and Company Disclosure Schedule and Parent Disclosure Schedule delivered pursuant to this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                       (i)     terms include the plural as well as the singular;

                       (ii)     all accounting terms not otherwise defined have the meanings assigned under GAAP, as in effect from time to time;

                       (iii)     all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

                       (iv)     the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

                       (v)     "or" is not exclusive; and

                       (vi)     "including" and "includes" will be deemed to be followed by "but not limited to" and "but is not limited to," respectively.

                  (b)     The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          9.2     Definitions. As used in this Agreement and the Exhibits, Company Disclosure Schedule and Parent Disclosure Schedule and the other Schedules delivered pursuant to this Agreement, the following definitions will apply:

                  "Acceptable Parent Confidentiality Agreement" has the meaning specified in Section 4.11.

                  "Acquisition Proposal" has the meaning specified in Section 4.4(b).

                  "Acquisition Transaction" has the meaning specified in Section 4.4(b).

                  An "Affiliate" of any Person means any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person within the meaning of the Exchange Act.

                  "Agreement" has the meaning specified in the preamble.

                  "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of their respective properties or assets.

                  "Approval" means any approval, authorization, consent, qualification, order, registration, or any waiver of any of the foregoing, required by Applicable Law or by assertion of any

Governmental Entity to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

                  "Assumed Company Stock Option" has the meaning specified in Section 4.9.

                  "Audited Financial Statements" has the meaning specified in Section 2.7(a).

                  "Average Stock Price" means the average closing price of Parent Common Stock for the 10 consecutive trading days ending on the fourth Business Day prior to the Closing Date.

                  "Business" means the business of Company and its Subsidiaries, as presently conducted.

                  "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                  "Certificates" has the meaning specified in Section 1.11(a).

                  "Closing" has the meaning specified in Section 1.2.

                  "Closing Date" has the meaning specified in Section 1.2.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the related regulations and published interpretations.

                  "Company" shall have the meaning specified in the preamble.

                  "Company Charter Documents" has the meaning specified in Section 2.1.

                  "Company Contract" has the meaning specified in Section 2.13.

                  "Company Disclosure Schedule" has the meaning specified in Article II.

                  "Company Stock Option" has the meaning specified in Section 4.9.

                  "Company Stock" has the meaning specified in Section 1.10(a).

                  "Company's Knowledge" means the actual knowledge of Charles H. Gonzales, Ernest Schofield, Kenneth Morgan, Lee M. Wood, Bruce Odenthal, Brent Weil, and Dereck Marshall.

                  "Confidentiality Agreement" has the meaning specified in Section 4.3(a).

                  "Deductible Amount" has the meaning specified in Section 5.4(a).

                  "DGCL" has the meaning specified in the recitals.

                  "Dissenting Shares" has the meaning specified in Section 1.10(a).

                  "Dissenting Stockholder" has the meaning specified in Section 1.10(a).

                  "Distribution Percentages" has the meaning specified in Section 1.10(a).

                  "DOL" has the meaning specified in Section 2.14(c).

                  "Effective Time" has the meaning specified in Section 1.2.

                  "Environmental Laws" means all federal, state, and local statutes, regulations, and ordinances, and common law concerning the pollution or protection of human health and the environment (including indoor air), including, without limitation, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, and the Emergency Planning and Community Right-to-Know Act of 1986.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

                  "Escrow Account" has the meaning specified in Section 1.6.

                  "Escrow Agent" has the meaning specified in Section 1.6.

                  "Escrow Agreement" has the meaning specified in Section 1.6.

                  "Escrow Stock" has the meaning specified in Section 1.6.

                  "Exchange Act" has the meaning specified in Section 2.19.

                  "GAAP" means generally accepted accounting principals as in effect in the United States from time to time applied consistently throughout the periods involved.

                  "Governmental Entity" means any federal, state, provincial or local governmental authority, agency, bureau, board, commission, department, official, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, whether domestic or foreign.

                  "Government Program" has the meaning specified in Section 2.30.

                  "Hazardous Substance" means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead containing paint, polychlorinated biphenyls, radioactive material or radon; (c) any indoor mold growth capable of creating toxins or microbial volatile organic compounds (MVOCs) that can cause pulmonary, respiratory, neurological or other illnesses after minimal exposure; or (d) any other substance which is the subject of regulatory action pursuant to any Environmental Law.

                  "Health Care Licenses" means all licenses, Permits, accreditations, certificates of need, provider numbers, provider agreements, approvals, qualifications, certifications, and other authorizations granted by any health care regulatory agency or other Government Entity or Third-Party Payor relating to or affecting the Business or other businesses carried on by Company, the ownership, operation, maintenance, management, use, regulation, development or expansion of Company, the provision of health care services thereby, and/or the reimbursement of health care costs relating thereto.

                  "HIPAA" has the meaning specified in Section 2.13(d).

                  "HSR Act" has the meaning specified in Section 2.6.

                  "Indebtedness" means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee of any of the foregoing obligations.

                  "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international, regional and foreign patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, drug candidates, trade secrets, proprietary information, know how, technology, technical data, non-technical data, formula, methods, techniques, financial data, and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

                  "Indemnification Claim Notice" has the meaning specified in Section 5.5(a).

                  "Indemnified Party" has the meaning specified in Section 5.5(a).

                  "Indemnifying Party" has the meaning specified in Section 5.5(a).

                  "Interim Financial Statements" has the meaning specified in Section 2.7(a).

                  "IRS" has the meaning specified in Section 2.9.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under

55

the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  "Loss" means, with respect to any Person, any liability, cost, damage, deficiency, penalty, judgment, award, interest, fine or other loss or expense (including reasonable attorney's fees of any indemnitee to obtain indemnification hereunder), whether or not arising out of a third-party claim, against or affecting such Person.

                  "Material Adverse Effect" means any circumstance, change in or effect on Company and its Subsidiaries (in the case of references to Company) or Parent and its Subsidiaries (in the case of references to Parent), that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the consolidated results of operations, the consolidated financial condition, business, operations or assets of Company and the Subsidiaries in the case of references to Company) or Parent and its Subsidiaries (in the case of references to Parent), taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a "Material Adverse Effect" or breach of a representation, warranty, covenant or agreement that is qualified by the term "Material Adverse Effect": (a) any general condition affecting the industry in which the Company or any of its Subsidiaries (in the case of references to Company) or Parent or any of its Subsidiaries (in the case of references to Parent) is engaged, (b) the announcement or pendency of any of the transactions contemplated by this Agreement, (c) any action taken by Company at Parent's request or pursuant to the Transaction Documents, (d) general economic, political and financial market changes, (e) the adoption of any Law affecting the industry in which the Company or any of its Subsidiaries (in the case of references to Company) or Parent or any of its Subsidiaries (in the case of references to Parent) is engaged, (f) an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, and (g) any matters specifically disclosed in the schedules attached to this Agreement.

                  "Material Consents" has the meaning specified in Section 4.7.

                  "Medicaid" means the health insurance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any successor statute.

                  "Medical Waste Laws" has the meaning specified in Section 2.17(j).

                  "Medicare" means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

                  "Merger" has the meaning specified in Section 1.1.

                  "Merger Consideration" has the meaning specified in Section 1.7.

                  "Merger Documents" has the meaning specified in Section 1.2.

                  "Merger Sub" has the meaning set forth in the preamble.

                  "Option Exchange Rate" has the meaning specified in Section 4.9.

                  "Parent" has the meaning set forth in the preamble.

                  "Parent Acquisition Proposal" has the meaning set forth in Section 4.11.

                  "Parent Board" has the meaning specified in Section 1.14.

                  "Parent Charter Documents" has the meaning specified in Section 3.2.

                  "Parent Common Stock" means shares of common stock of Parent, $0.01 par value per share.

                  "Parent Disclosure Schedule" has the meaning specified in Article III.

                  "Parent Indemnitees" has the meaning specified in Section 5.2.

                  "Parent's Knowledge" means the actual knowledge of Richard Matros, Bryan Shaul and Michael Newman.

                  "Parent Meeting" has the meaning specified in Section 4.2.

                  "Parent Plans" means (i) all material employee benefit plans (as defined in Section 3.3 of ERISA), and (ii) all profit sharing, stock bonus, pension, 401(k), ESOP, savings, medical, dental, disability, life or accident insurance, bonus, incentive, stock option, restricted stock, phantom stock, stock appreciation right, deferred compensation, severance, vacation and other similar compensation or employee benefit plans, funds, programs or arrangements, in each case, which are sponsored or maintained by Parent and/or its Subsidiaries for the benefit of any or all employees or former employees of Parent and/or its Subsidiaries or under which the Parent and/or its Subsidiaries has or may reasonably be expected to have any present or future liability (directly or indirectly).

                  "Parent Preferred Stock" has the meaning specified in Section 3.3.

                  "Parent SEC Reports" has the meaning specified in Section 3.5(a).

                  "Parent Subsequent Determination" has the meaning set forth in Section 4.11.

                  "Permits" means all licenses, certificates of authority, certificates of occupancy and other permits, consents and approvals required by any Governmental Entity to lawfully operate the Business (including any pending applications for such licenses, certificates, permits, consents or approvals).

                  "Permitted Liens" means (a) liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) contested in good faith and by appropriate proceedings, and for which adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on Company's or its Subsidiaries' books with respect thereto, (b) mechanics', materialmen's or contractors' liens or encumbrances or any similar statutory lien or restriction for amounts not yet due and payable and for which the title company has affirmatively insured against collection, (c) zoning, entitlement, building and other land use regulations imposed by a Governmental Entity having jurisdiction over the real property which are not violated by the current use and operation of the real property and which do not materially impair the occupancy or use, value or marketability of the owned real property which they encumber for the purposes for which it is currently used in connection with the Business, and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair the occupancy or use, value or marketability of the owned real property which they encumber for the purposes for which it is currently used in connection with the Business.

                  "Plans" has the meaning specified in Section 2.14(c).

                  "Private Programs" has the meaning specified in Section 2.30.

                  "Proceeding" has the meaning specified in Section 5.5(a).

                  "Proxy Statement" has the meaning specified in Section 4.15.

                  "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provision applications); (ii) registered trademarks, applications to register trademarks, intent to use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

                  "Registration Rights Agreement" has the meaning specified in the recitals.

                  "Representation Letters" means those letters, dated as of the date hereof, relating to certain Tax matters that are delivered by Parent, Company, RFE Investment Partners V, L.P., DFW Capital Partners, L.P., Charles H. Gonzales Revocable Trust and Ernest A. Schofield to Finn Dixon & Herling LLP for purposes of obtaining the legal opinion contemplated by Section 6.2(f).

                  "Restricted Parent Common Stock" means the 8,871,890 shares, subject to any adjustments, of Parent Common Stock issued in connection with the Merger.

                  "SEC" has the meaning specified in Section 3.6(a).

                  "Securities Act" has the meaning specified in Section 3.6(a).

                  "Specific Material Adverse Effect on Parent" means that the consolidated EBITDARI (as defined below) of Parent and its Subsidiaries for the six months ended June 30, 2005 as reported in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 is less than $44,332,000. "EBITDARI" means income (loss) before income taxes and discontinued operations, depreciation and amortization, interest (net), loss on asset impairment, restructuring costs (net), gain (loss) on sale of assets (net), facility rent expense and self-insurance for workers' compensation and general and professional liability insurance.

                  "Stockholders" has the meaning set forth in the preamble.

                  "Stockholders" has the meaning specified in Section 1.7.

                  "Stockholders Agent" has the meaning specified in the Stockholders Agreement.

                  "Stockholders Agreement" has the meaning specified in the recitals.

                  "Stockholder Indemnitees" has the meaning specified in Section 5.3.

                  "Subsidiary" means, with respect to any Person, any Person in which such Person has a direct or indirect equity ownership interest in excess of 50%.

                  "Surviving Corporation" has the meaning specified in Section 1.1.

                  "Tax" or "Taxes" means (A) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated, sales, use, transfer, registration or other tax, assessment fee or charge by any government entity of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (1) being a "transferee" of another person, (2) being a member of an affiliated, combined, consolidated or unitary group, or (3) any contractual liability.

                  "Tax Reimbursement Amount" has the meaning set forth in Section 5.5(c).

                  "Tax Return" means any return (including estimated returns), declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

                  "Termination Fee" has the meaning set forth in Section 7.2.

                  "Third-Party Payor" means any Person or persons that maintain(s) a Third-Party Payor Program.

                  "Third-Party Payor Program" shall mean any third-party healthcare payment program in which Company or any of its Subsidiaries participates with regard to any of its facilities or services, including, without limitation, any program, plan, insurance or assistance program that is owned, operated or administered by a Third-Party Payor or other person (e.g. the Medicare, Medicaid, TRICARE programs, the Veterans Administration or any private insurance, health maintenance organizations, preferred provider organizations, or employee assistance programs).

                  "Transaction Documents" means this Agreement, the Escrow Agreement, the Stockholders Agreement, the Registration Rights Agreement and all other documents to be executed by the parties hereto in connection with the consummation of transactions contemplated hereby.

                  "Underwater Company Stock Option" has the meaning specified in Section 4.9.

                  "Working Capital" means the excess of the consolidated current assets (excluding any current or deferred Tax assets) of Company and its Subsidiaries as of the closing of business on the Closing Date over the consolidated current liabilities (excluding any current or deferred Tax liabilities) of Company as of the closing of business on the Closing Date determined in accordance with GAAP, consistently applied in accordance with Company's past practice.

[Remainder of Page Intentionally Left Blank]

[Signature Page - Merger Agreement]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

SUN HEALTHCARE GROUP, INC.

By: /s/ Richard K. Matros
Name: Richard K. Matros
Title: Chief Executive Officer

PINNACLE ACQUISITION CORP.

By: /s/ William A. Mathies
Name: William A. Mathies
Title: President

PEAK MEDICAL CORPORATION

By: /s/ Charles H. Gonzalez
Name: Charles H. Gonzales
Title: Chief Executive Officer

STOCKHOLDERS

RFE INVESTMENT PARTNERS V, L.P.

By: RFE Associates V, L.P.,
its General Partner

By: /s/ Michael Foster
Name: Michael Foster
Title: General Partner

[Signature Page - Merger Agreement]
RFE VI SBIC, L.P.

By: RFE Associates VI SBIC, L.L.C.,
its General Partner

By: RFE Investment Partners VI, L.P.,
its Sole Member

By: RFE Associates VI, L.L.C.,
its General Partner

By: /s/ Michael Foster
Name: Michael Foster
Title: Managing Member

DFW CAPITAL PARTNERS, L.P.

By: Capital Partners-GP, L.P.
its General Partner

By: /s/ Keith W. Pennell
Name: Keith W. Pennell
Title: General Partner

RICHARD A. ROSENTHAL IRA ROLLOVER TRUST

By: /s/ Michael J. Foster
Name: Michael J. Foster
Title: Attoney-in-Fact

Name of Attorney-in-Fact: Michael J. Foster

Robert D. Kennedy, by his Attorney-in-Fact under Durable Power of Attorney dated October 28, 2002
By: /s/ Michael J. Foster

Name of Attorney-in-Fact: Michael J. Foster

[Signature Page - Merger Agreement]
CHARLES H. GONZALES REVOCABLE TRUST

By: /s/ Charles H. Gonzales
Name: Charles H. Gonzales
Title:

/s/ Ernest A. Schofield
Ernest A. Schofield

/s/ Kenneth L. Morgan
Kenneth L. Morgan

TRADER VIC'S INVESTMENTS, L.P.
An Oklahoma Limited Partnership
RDL INVESTMENTS, L.L.C., General Partner

By: /s/ Stephen H. Buford
Name: Stephen H. Buford
Title: Manager

/s/ Larry Cain
Larry Cain

/s/ Gail W. Elliott
Gail W. Elliott, As Trustee of the Neal M. Elliott and Gail W. Elliott Trust